The integration and joint share transfer described in this convocation notice involves securities of a foreign company. This integration and joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this convocation notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of companies in the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in open market or privately negotiated purchases.

(Securities Code: 6260)
June 12, 2014
To Shareholders:
Osamu Mizuno, President
ADTEC Engineering Co., Ltd.
5-1, Toranomon 3-chome,
Minato-ku, Tokyo

Notice of the 31st Ordinary General Meeting of Shareholders

We cordially invite you to attend the 31st Ordinary General Meeting of Shareholders of ADTEC Engineering Co., Ltd. (the “Company”) to be held as set forth below.

If you are unable to attend the meeting on the date below, you may also exercise your voting rights in writing.  Please take the time to carefully read the following “Reference Materials for the General Meeting of Shareholders” and make sure to return to us the voting form enclosed herewith on which your approval or disapproval is indicated so that the voting form will arrive by no later than 5:40 p.m., Thursday, June 26, 2014.
Sincerely yours,

1.	Date
10:00 a.m., Friday, June 27, 2014
(Due to the change of the last date of the Company’s fiscal year to March 31 from September 30 in and from the 31st fiscal period, the date of the 31st Ordinary General Meeting of Shareholders is not the first anniversary of the date of the 30th Ordinary General Meeting of Shareholders that was held on December 20, 2013.)

2.	Venue
ARK HILLS CLUB
37F East Wing, ARK Mori Building, 12-32, Akasaka 1-chome, Minato-ku, Tokyo

3.	Purpose of the Meeting
Matters to be Reported:
Reports regarding the Business Report and Non-Consolidated Financial Statements for the 31st fiscal period (from October 1, 2013 to March 31, 2014)
Matters to be Resolved:
Proposal 1:	Approval of the Share Exchange Agreement between the Company and USHIO INC.
Proposal 2:	Election of One (1) Director
End

As was the case with the general meeting of shareholders last year, no souvenirs will be presented to shareholders attending the general meeting of shareholders.  We would appreciate your understanding.

If you attend the meeting in person, please submit the voting form enclosed herewith to the receptionist at the venue.

Pursuant to laws and regulations and the provisions of Article 15 of the Articles of Incorporation of the Company, the Company posts the following items on its website (http://www.adtec.com/):
(i)	“Notes to Non-Consolidated Financial Statements” that is included in the materials required to be provided to shareholders; and
(ii)
“Provisions Set Forth in the Articles of Incorporation of USHIO INC.” and “Details of Non-Consolidated Financial Statements, Etc., of USHIO INC. for the Recent Business Period” that are both included in the items to be stated in the Reference Materials for the General Meeting of Shareholders.

Accordingly, the items specified above are not included in the Attachment hereto.

Please note that, in the case of the occurrence of any event that may require that revisions be made to any of the Business Report, the Non-Consolidated Financial Statements and the Reference Materials for the General Meeting of Shareholders, revised items will be posted on the Company’s website (http://www.adtec.com/).

(Reference Materials)

Business Report
(from October 1, 2013 to March 31, 2014)

I. Matters Regarding the Current State of the Company
1. Developments and Results of Operations
(Note) Since the 31st Fiscal Period is a six-month period due to the changing of the last date of the Company’s fiscal period from September 30 to March 31, a year-on-year comparison is not stated herein.

(1)	Summary of the Results for the 31st Fiscal Period
In the 31st Fiscal Period, with the progress in the depreciation of the yen against other currencies and the rise in stock prices, which resulted from factors such as the government’s economic policy and monetary easing, the Japanese economy recovered gradually, as shown in the improvement of corporate earnings and the recovery in personal consumption.  On the other hand, the outlook of the Japanese economy remains uncertain, due to the effects of a downward trend in overseas economies as seen in the economic slowdown in emerging countries, and the concern over sluggish consumption that may be triggered by the rise in the consumption tax rate.

In the printed-circuit boards industry, capital investment continued to be made with respect to products for smartphones, tablet computers and vehicle installation.  With respect to the products for smartphones, the sales of cheaper products increased significantly.  With respect to the printed circuit boards for vehicle installation, the significant factors were the brisk sales of vehicles, the increase in the ratio of hybrid vehicles to all vehicles types, and the increase in the sales of printed circuit boards for electric components related to safety devices.

Moreover, affected by the rise in labor costs in emerging countries, particularly in China, a new demand arose due to the trend to replace manual exposure systems and semi-automatic exposure systems with fully-automatic exposure systems, which are the mainstay products of the Company.

Under these market conditions, the sales of both fully-automatic contact exposure systems and fully-automatic digital exposure systems increased steadily.

As a result of operations in the 31st Fiscal Period as stated above, the Company achieved net sales of JPY 4,025,009,000, operating income of JPY 146,268,000, ordinary income of JPY 138,969,000 and net income of JPY 98,148,000.

(2)	Issues to Be Addressed
Advanced portable devices, such as smartphones and tablet computers, are expected to further increase worldwide.  In the printed-circuit board industry, medium-to long-term capital investment is increasing in Korea, Taiwan, China and the ASEAN countries.  The increase in demand for smartphones and tablet computers is expected to continue for a few more years.  Since the Company acquired the business concerning the design, sale and maintenance of fully-automatic digital exposure systems for printed-circuit boards from Fujifilm Corporation, in addition to the sale to overseas customers that the Company has already been engaged in, the Company started to engage in the sale and manufacture of such products to domestic customers as well as the development and manufacture of exposure engines.  Such measure enabled the Company to improve its profitability and swiftly respond to its customers’ needs.  Accordingly, the Company will make efforts to expand the sale of not only the fully-automatic digital exposure systems (on which the Company focuses) but also the sale of a new model of fully-automatic contact exposure system, and thereby, the Company will continue to commit itself to improving its performance.

The Company recognizes and will address the following three important issues:

(i) Response to Changes in Business Environment

The printed-circuit board industry is sensitive to the trends in the demand for electronics related products such as digital devices.

The demand for exposure systems is dependent on the trends in the capital investment plans of printed-circuit board manufacturers.  The Company intends to respond to the changes in the business environment by promptly executing sales strategies that are ahead of the trends in the market.

(ii) Improvement of Development and Technical Capabilities

The printed-circuit board industry is an industry requiring unceasing technical innovation that goes along with the improvement of the functions of digital devices.

The Company believes that it is crucial to always maintain the technical superiority of its products, including exposure systems, and to introduce into the market new products with new functions ahead of its competitors.  For that purpose, the Company will establish a system that enables it to timely develop new products that meet the market’s needs and will strive for the improvement of elemental technologies to distinguish itself from its competitors.

(iii) Creation of New Business Strategies

90% or more of the net sales of the Company are sales of exposure systems and related products.  The Company believes that, although a business structure that largely depends on exposure systems has an advantage in that the Company can focus its management resources on exposure systems, it also has a disadvantage in that the Company is quite sensitive to the business fluctuations in the printed-circuit board market.

The Company will put efforts into the development, manufacture and sale of products that apply the various technologies that have been developed through the exposure system business.

Our shareholders’ continuing support would be greatly appreciated.

(3)	Capital Investment
In the 31st Fiscal Period, the Company made capital investments totaling JPY 1,396,049,000.  Such capital investments included, among others, the reporting of goodwill at the time of the acquisition of business from Fujifilm Corporation, and the acquisition of production facilities, software, etc.

(4)	Fund Raising
The Company borrowed JPY 2,800,000,000 for a long-term operating fund.

(5)	Business Transfer, Absorption-type Company Split or Incorporation-type Company Split
Not applicable.

(6)	Acquisition of Another Company’s Business
As of January 1, 2014, the Company acquired a business concerning the design, sale and maintenance of fully-automatic digital exposure systems for printed-circuit boards.

(7)	Succession of Rights and Obligations of Another Corporation, Etc., Due to Absorption-type Merger or Absorption-type Company Split
Not applicable.

(8)	Acquisition or Disposal of Share or Other Equity, Share Options, etc., of Other Company
Not applicable.

(9)	Principal Parent Company and Subsidiaries
(i) Principal Parent Company
As of the last date of the 31st Fiscal Period, the number of voting rights of the Company held by USHIO INC. was 37,096, and the ratio of voting rights held by USHIO INC. was 50.57%.  USHIO INC. is a parent company of the Company.  In addition, since USHIO INC. has entered into a share transfer agreement with shareholders of Mizutani Co., Ltd., which is the second-largest shareholder of the Company (number of voting rights held: 11,000, ratio of voting rights held: 14.99%) and holds 100% of the shares of Mizutani Co., Ltd., when the number of voting shares indirectly held by USHIO INC is included, the number of voting rights of the Company held by USHIO INC. is 48,096, and the ratio of voting shares held by USHIO INC. is 65.56%.

The Company is purchasing materials etc., from, and selling products etc., to, USHIO INC., and USHIO INC. has outsourced a part of its operations concerning industrial automatic exposure systems to the Company.

(ii) Principal Subsidiaries
Not applicable.

2. Changes in Assets and Results of Operations
Period Item		28th Fiscal Year (fiscal year ended September 30, 2011)	29th Fiscal Year (fiscal year ended September 30, 2012)	30th Fiscal Year (fiscal year ended September 30, 2013)	31st Fiscal Period (fiscal year ended March 31, 2014)
Net Sales	(thousands of yen)	9,428,619	8,010,046	6,353,734	4,025,009
Ordinary Income (Loss)	(thousands of yen)	442,748	(14,264)	(187,976)	138,969
Net Income (Loss)	(thousands of yen)	449,152	(235,796)	(880,199)	98,148
Net Income (Loss) per Share	(yen)	58.45	(32.14)	(119.99)	13.38
Total Assets	(thousands of yen)	11,060,086	9,670,968	7,894,447	10,563,984
Net Assets	(thousands of yen)	4,587,483	4,240,559	3,368,274	3,329,230
Net Assets per Share	(yen)	625.35	578.06	459.16	453.83

3. Principal Business (as of March 31, 2014)
The Company is mainly engaged in the manufacturing and sale of automatic exposure systems and automatic peelers for printed-circuit boards.
Category	Major Products
Exposure systems	automatic exposure systems for patterning and automatic exposure systems for solder resist
Automatic equipment	various kinds of automatic molding equipment and medical equipment
Other	automatic peelers, precision molds of parts for laser printers and digital color copying machines, powder compaction press machines and parts for automatic exposure equipment

4. Principal Business Office and Factory (as of March 31, 2014)
(1)	Head office	5-1, Toranomon 3-chome, Minato-ku, Tokyo
(2)	Nagaoka Plant	397, MishimaShinbo, Nagaoka City, Niigata

5. Employees (as of March 31, 2014)
Number of Employees	Increase/Decrease Compared to the End of the Previous Fiscal Year	Average Age	Average Years of Employment
192	Decrease of 32	37.3 years	11.6 years
(Notes)	1.	Each of the Average Age and the Average Years of Employment stated above is rounded down to the first decimal place.
2.	Directors (including directors concurrently serving as employees), part-time workers and temporary staff are not included in the Number of Employees stated above.
3.	The Number of Employees has decreased by 32 compared to the end of the previous fiscal year mainly due to implementation of voluntary retirement.

6. Major Lenders (as of March 31, 2014)
Lender	Balance of Borrowings
(thousands of yen)
Ushio Inc.	3,450,000
Resona Bank, Limited.	792,500
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	160,000
The Hokuetsu Bank, Ltd.	105,000
The Shoko Chukin Bank, Ltd.	69,200

7. Other Material Matters regarding the Current State of the Company
Material Contracts, Etc., regarding Business
(i) Export and Distribution Agreement regarding the Company’s Products
Counterparty	Location	Items Covered by Contract	Contract Content	Contract Period
AKC Co.,Ltd.	Korea	exposure systems and automatic equipment, etc.	Distributorship Agreement (Korea)	period commencing on September 30, 2011, and ending on September 29, 2013 (to be automatically renewed for an additional one-year period thereafter)
Takewin International Co.,Ltd.	Taiwan	exposure systems and automatic equipment, etc.	Distributorship Agreement (Taiwan)	period commencing on October 1, 2007, and ending on September 30, 2009 (to be automatically renewed for an additional one-year period thereafter)
Takewin International (HK) Limited	China	exposure systems and automatic equipment, etc.	Distributorship Agreement (China)	period commencing on October 15, 2007, and ending on October 14, 2009 (to be automatically renewed for an additional one-year period thereafter)

(ii) Basic Business Alliance Agreement concerning the Company’s Product Area
The Company acquired the business related to design, sales and maintenance of fully-automatic digital exposure systems for printed-circuit boards from Fujifilm Corporation as of January 1, 2014.  Accordingly, the Basic Manufacturing Agreement, the Basic Sales Agreement (Korea) and the Basic Sales Agreement (Taiwan and China) between the Company and Fujifilm Corporation were cancelled.

(iii) Capital and Business Alliance Agreement
Counterparty	Execution date	Details
Ushio Inc.	May 19, 2010
1.    Subscription of the Company’s new shares issued through the third party allotment;
2.    Strategic business alliance concerning projection exposure systems;
3.    Business cooperation and alliance aiming at producing contact exposure systems in China;
4.    Quality improvement for existing products, cost reduction and new business development; and
5.    Personnel dispatch.

II. Matters regarding the State of the Company
1. Matters regarding Shares (as of March 31, 2014)
(1) Total Number of Shares Authorized to be Issued	25,800,000	shares
(2) Total Number of Shares Issued	7,335,790	shares	(excluding 694,210 shares of treasury stock)
(3) Number of Shareholders	1,488		(decrease of 78 compared to the end of the previous fiscal year)
(4) Number of Shares Constituting Less than One Unit	100	shares
(5) Major Shareholders (Top 10)

Shareholder	Number of Shares Held	Shareholding Ratio
	shares	%
Ushio Inc.	3,709,686	50.57
Mizutani Co., Ltd.	1,100,000	14.99
Gunji Mizutani	389,000	5.30
Employee Shareholding Association of ADTEC Engineering	223,000	3.04
The Hokuetsu Bank, Ltd.	100,000	1.36
Tokio Marine & Nichido Fire Insurance Co., Ltd.	100,000	1.36
Japan Trustee Services Bank, Ltd. (Trustee account)	85,100	1.16
SBI SECURITIES Co., Ltd.	58,500	0.80
Jiro Tonegawa	54,900	0.75
Hitoshi Ishibashi	52,300	0.71
(Notes)	1.	The Company holds 694,210 shares of treasury stock but is not included in the Major Shareholders stated above.
2.	The Shareholding Ratio calculation is after deduction of treasury stock.

(6) Other Material Matters regarding Shares
Not applicable.

2. Matters regarding Stock Acquisition Rights, Etc.
Not applicable.

3. Matters regarding the Company’s Officers
(1) Directors and Auditors (as of March 31, 2014)
Title in the Company	Name	Responsibilities and Major Concurrent Offices
Chairman	Keizo Tokuhiro	Director, General Manager of Business Division I of Ushio Inc.
President	Osamu Mizuno	-
Vice President	Kengo Uehara	Director in charge of Sales & Marketing Division
Director	Toyoharu Inoue	Deputy General Manager of Business Division I of Ushio Inc.
Director	Shigeru Goto	Director in charge of Administrative Division
Director	Shunichi Kojima	General Manager of Manufacturing Division
Full-time Auditor	Muneo Eguchi	-
Auditor	Shinichiro Kanzaki	Full-time Corporate Auditor of Ushio Inc.
Auditor	Takao Shida	-

(Notes)	1.
Mr. Keizo Tokuhiro, Chairman, assumed the office of Director in charge of Business Division I of Ushio Inc. as of April 1, 2014, changing from Director, General Manager of Business Division I of Ushio Inc.

2.	Messrs. Muneo Eguchi, Shinichiro Kanzaki and Takao Shida, auditors, are outside auditors.
3.	Mr. Muneo Eguchi, an auditor, has abundant experience in a bank’s credit department and considerable knowledge of finance and accounting.
4.	Mr. Shinichiro Kanzaki, an auditor, has abundant experience in the accounting division of Ushio Inc., the parent company of the Company, and considerable knowledge of finance and accounting.
5.
Mr. Takao Shida, an auditor, is an independent officer who was appointed, in accordance with the obligation imposed by Tokyo Stock Exchange, Inc., as one who is unlikely to have conflicts of interest with general shareholders.

6.	The Company has adopted a corporate officer system. The corporate officers as of March 31, 2014, are as follows:

Name	Responsibilities
Hiroyuki Kubo	Senior Corporate Officer, General Manager of Administrative Division
Yukio Nakano	Corporate Officer, General Manager of Engineering Division
Koichiro Takeda	Corporate Officer, General Manager of Sales & Marketing Division
Tsuneo Yamazaki	Corporate Officer, General Manager of Quality Control Division
Hideaki Onishi	Corporate Officer, Acting General Manager of Sales & Marketing Division

(2) Directors and Auditors Resigned during the 31st Fiscal Period
Name	Date of Resignation	Reason for Resignation	Title, Responsibilities and Major Concurrent Offices prior to Resignation
Takuo Kinoshita	December 20, 2013	expiration of term of office	Director, Manager of Nagaoka Plant
Isao Tsubaki	December 20, 2013	resignation	Outside Auditor Representative of Isao Tsubaki Konin Kaikeishi Jimusho

(3) Amount of Remuneration, Etc., for Directors and Auditors
Amount of Remuneration, Etc., for the 31st Fiscal Period
Category	Number of Recipients	Payment Amount (thousands of yen)
Directors	5	17,648
Auditors	4	8,700
(outside auditors included)	(4)	(8,700)
Total	9	26,348

(Notes)	1.	A portion of the employee’s salary paid to the directors concurrently serving as employees (4,188,000 yen) is not included in the Payment Amount for the Directors.
2.
As of the end of the 31st fiscal period, the number of the directors and the auditors is six (6) and three (3) respectively (three (3) outside auditors are included in the number of the auditors.), which both differ from the Number of Recipients stated above for the following reasons:

Two (2) directors did not receive remuneration;

a director having retired upon expiration of his term of office at the close of the 30th Ordinary General Meeting of Shareholders that was held on December 20, 2013, is included in the Number of Recipients with respect to the Directors stated above; and

an auditor having resigned as of December 20, 2013, is included in the Number of Recipients with respect to the Auditors stated above.
3.
The maximum amount of remuneration for the directors was set at 300 million yen a year (excluding the amount of employee’s salary to be paid to the directors concurrently serving as employees) by the resolution adopted at the 22nd Ordinary General Meeting of Shareholders that was held on December 27, 2005.  In addition, the maximum amount of stock option remuneration established separately from the maximum amount of remuneration was set at 80 million yen a year by the resolution adopted at the 27th Ordinary General Meeting of Shareholders that was held on December 22, 2010.

4.	The maximum amount of remuneration for the auditors was set at 40 million yen a year by the resolution adopted at the 21st Ordinary General Meeting of Shareholders that was held on December 24, 2004.

(4) Matters regarding Outside Officers
Major Activities during the 31st Fiscal Period
a. Attendance of the Board of Directors and the Board of Auditors
Full-time Auditor	Muneo Eguchi	Attended all 9 meetings of the board of directors and 10 meetings of the board of auditors held during the 31st fiscal period.
Auditor	Shinichiro Kanzaki	Attended all 9 meetings of the board of directors and 10 meetings of the board of auditors held during the 31st fiscal period.
Auditor	Takao Shida	Attended all 9 meetings of the board of directors and 10 meetings of the board of auditors held during the 31st fiscal period.

b. State of Comments at Meetings of Board of Directors, Etc.
Three (3) auditors, Messrs. Muneo Eguchi, Shinichiro Kanzaki and Takao Shida, each made, according to circumstances, necessary comments and pertinent statements at meetings of the board of directors based on Mr. Eguchi’s abundant experience and knowledge in the bank’s credit department, Mr. Kanzaki’s abundant experience and knowledge as an auditor of a listed company and Mr. Shida’s abundant experience and broad knowledge as a company officer over a period of many years.  In addition, each auditor made necessary comments and pertinent statements from a viewpoint of audit efficiency and effectiveness, according to circumstances at meetings of the board of auditors.

c. Outline of Limited Liability Agreement with Outside Auditors
Pursuant to Article 35, Paragraph 2 of the Company’s Articles of Incorporation that is provided for in accordance with Article 427, Paragraph 1 of the Companies Act, the Company entered into limited liability agreements with each outside auditor.
Pursuant to those limited liability agreements, each outside auditor shall be liable to the Company for damages as provided for in Article 423, Paragraph 1 of the Companies Act, which are limited to the minimum liability amount prescribed in Article 425, Paragraph 1 of the Companies Act, provided that the outside auditor acts in good faith and is not grossly negligent in conducting his duties.

d. Aggregate Amount of Remuneration, Etc. from the Company’s Parent Company or Subsidiaries thereof
The aggregate amount which outside auditors received as remuneration, etc., to officers from the Company’s parent company or subsidiaries thereof during the 31st fiscal period is 6,500,000 yen.

4. State of Accounting Auditor
(1) Name
Ernst & Young ShinNihon LLC
(Note)	Deloitte Touche Tohmatsu LLC, a previous accounting auditor of the Company, retired at the close of the 30th Ordinary General Meeting of Shareholders that was held on December 20, 2013.

(2) Amount of Remuneration, Etc.
(i) Amount of Remuneration, Etc., Paid to the Accounting Auditor during the 31st Fiscal Period	20,000,000 yen

(ii) Total Amount of Profit in Monetary or Other Assets Payable to the Accounting Auditor by the Company
20,000,000 yen
(Note)
The respective amounts of remuneration, etc., for the audits conducted under the Companies Act and the audits conducted under the Financial Instruments and Exchange Act are not classified expressly in the audit agreement between the Company and the accounting auditor and are, as a matter of practicality, indivisible.  Therefore, the total of both amounts of remuneration, etc., is stated in the amount of remuneration, etc., paid during the 31st fiscal period in the above.

(3) Details of Non-Audit Services
Not applicable.

(4) Policies on Determination of Dismissal or Non-reappointment of Accounting Auditor
If the board of directors determines that a dismissal or non-reappointment of the accounting auditor is necessary due to there being any difficulty in the execution of duties by the accounting auditor or any other reasons, the board of directors shall propose the dismissal or non-reappointment of the accounting auditor to a general meeting of shareholders as the purpose of the meeting, after obtaining the consent of or based on the request of the board of auditors.
If the board of auditors recognizes that any event provided for in each item of Article 340, Paragraph 1 of the Companies Act has occurred with respect to the accounting auditor, the board of auditors shall dismiss the accounting auditor based on the consent of all auditors.  In this case, an auditor appointed by the board of auditors shall report that the accounting auditor has been dismissed as well as the reason therefor at the first general meeting of shareholders to be convened after the dismissal.

5. Arrangements to Ensure Appropriate Operation
The arrangements to ensure that the directors’ business executions are in compliance with the laws and regulations and the Articles of Incorporation, as well as other arrangements to ensure appropriate operation of the Company are as follows:

Basic Policy

The Company regards corporate governance as an important management issue, and considers the streamlining of management through prompt decision making, as well as aiming for management transparency and the clarification of responsibility as the basic philosophies of the Company.  In addition, the Company views the maintenance of the internal control systems and the systems for compliance, as well as the appropriate disclosure of corporate information, etc., as its important issues.

1.	The Arrangements to Ensure that the Directors’ and Employees’ Business Executions Comply with the Laws and Regulations and the Articles of Incorporation

(1)
Pursuant to the Regulations of the Board of Directors, the Compliance Regulations, and any other related regulations, directors and employees shall strive to comply with the laws and regulations and the Articles of Incorporation, and shall execute their business, while the auditors and the Internal Audit Dept., which is under the direct control of the President, jointly audit the content of such business executions.

(2)
As an arrangement related to the directors’ business executions, the auditors attend the meeting of the board of directors, and audit the status of the directors’ business executions, by checking internal approval documents etc., in order to prevent acts in violation of the laws and regulations and the Articles of Incorporation.

(3)
As an arrangement related to the employees’ business executions, the Internal Audit Dept., which is under the direct control of the President, audits the status of employees’ business executions, for the purpose of streamlining and improving the efficiency of management, and appropriately implementing the business.  Additionally, the employees sign a pledge stating that they shall comply with the internal regulations, such as the Working Rules, and a confidentiality pledge stating that they shall maintain the confidentiality of confidential information which becomes known to them in the course of business.

(4)	Based on an advisory agreement with an outside law firm, the Company maintains the arrangement under which legal consultation can be provided as needed, in order to ensure the compliance structure.

(5)
In cooperation with the police and legal counsel, etc., the Company maintains an arrangement to take a decisive stance against anti-social forces which threaten the order and safety of civil society and to disavow all relations therewith.

(6)
The Company established the “Charter of Conduct,” the “Code of Conduct” and the “Information Security Policy” to clarify the standard of conduct with respect to the directors’ and employees’ business executions, in order to ensure compliance with the laws and regulations and the Articles of Incorporation.

2.	The Arrangement regarding the Preservation and Management of Information concerning the Directors’ Business Executions
Important information, such as documents, about the directors’ business executions, is appropriately preserved and managed pursuant to the laws and regulations, as well as related regulations, such as the “Regulations of the Board of Directors,” the “Document Management Regulations” and the “Regulations for the Management of Confidential Information.”

3.	The Arrangements, such as the Regulations concerning the Management of the Risk of Loss
(1)
The directors regularly strive to strengthen the awareness and enforcement of procedures with respect to the prevention of the occurrence of risks and the compliance with the laws and regulations and corporate ethics.

(2)	In case of emergency, a report shall be made via the communication route prescribed in the “Emergency Reporting Manual,” to the President, and the situation shall be dealt with immediately.

(3)
The Company prescribes the “Internal Reporting Regulations.”  If officers and employees notice any violations of the laws and regulations, such shall be promptly reported to the Internal Audit Dept. and the “Compliance Committee” shall be convened in order to obviate the risk of violating the laws and regulations, etc.

(4)
In response to the disaster caused by the Great East Japan Earthquake on March 11, 2011, the Company commenced the BCM (i.e., the Business Continuity Management) project on May 10, 2011, and started to formulate the BCP (i.e., the Business Continuity Plan), which is an action plan to safeguard “business continuity,” the lifeblood of corporate existence, and is now planning the structure of BCM, including the operation and review of the BCP.

4.	The Arrangements to Ensure that the Directors’ Business Executions are Conducted in an Efficient Manner
(1)
As an arrangement to ensure that the business executions of the directors of the Company are conducted efficiently, the Company holds a regular meeting of the board of directors on a monthly basis, in order to decide the important matters prescribed by the laws and regulations, the Articles of Incorporation, and the “Regulations of the Board of Directors” as well as other related regulations, and to report on the status of business executions and conduct exchanges of information as needed, so that a collaborative relationship is promoted among the directors.  Additionally, extraordinary meetings of the board of directors are held when necessary.

(2)
The Company prescribes the “Business Regulations for Corporate Officers,” in order to delegate to the corporate officers a part of the authority to conduct business within the scope of the job assignment decided by the board of directors, and at the same time, to have the status concerning the corporate officers’ execution of business be timely reported to the board of corporate officers, consisting of the Representative Director and the corporate officers.  Meanwhile, matters of greater importance are reported on and suggested to the board of directors so that the efficiency of the directors’ business executions is ensured.

5.	The Arrangements to Ensure Appropriate Operation of the Corporate Group Consisting of the Company and its Subsidiaries
Because the Company has not formed a corporate group, currently, there are no applicable arrangements.

6.	Matters concerning Employees whose Employment was Requested by the Auditors to Assist with Auditing Duties
If the auditors realize, by considering the management risks etc., that assistant employees are needed in order to improve their effectiveness, the auditors may deploy assistant employees upon consultation with the board of directors.

7.	Matters concerning the Independence from Directors of Employees who shall Assist the Auditors under the Preceding Item
The auditors consider the arrangement of the assistant employees by considering the size of the company, category of business, management risk and other circumstances peculiar to the company.  Also, the auditors consider the following issues in order to ensure the assistant employees’ independence from the persons who execute business.
(1)	Authority of the assistant employees

(2)	Organization to which the assistant employees belong

(3)	The Auditors’ right of command over the assistant employees

(4)	The Auditors’ right of consent with respect to personnel transfers, personnel performance evaluations, and disciplinary actions concerning the assistant employees

8.	The Arrangements concerning Reporting to the Auditors, such as the Arrangement for the Directors and the Employees to Make Reports to the Auditors
(1)
If the directors notice any facts which may cause significant damage to the Company, or notice any wrongful act concerning the business executions or any important matters violating the laws and regulations or the Articles of Incorporation, the directors shall immediately report to the board of corporate auditors, pursuant to the “Compliance Regulations” and the “Internal Reporting Regulations.”

(2)
The auditors may attend the meeting of the board of directors and other important meetings in order to know the process for making important decisions as well as the status of business executions, and, based on the auditors’ judgment, may from time to time, inspect important documents regarding the business executions, such as the written requests for approval and the notifications.  Additionally, the auditors seek explanations from the directors and employees when necessary.

(3)
If employees notice any facts which may cause significant damage to the Company, or notice any wrongful act concerning the business executions or any important matters violating the laws and regulations or the Articles of Incorporation, employees shall immediately report to the the Internal Audit Dept. pursuant to the “Compliance Regulations” and the “Internal Reporting Regulations.”

9.	Other Arrangements to Ensure that Audits are Conducted Effectively by the Auditors
(1)	The auditors regularly conduct an exchange of opinions with the President, in order to enhance management transparency and the auditing function.

(2)	The auditors maintain cooperation with the Internal Audit Dept., and seek investigations when necessary.

(3)
The auditors regularly hold meetings with the accounting auditors who conduct the accountancy services, in order to conduct an exchange of opinions and information, and at the same time, to seek reports from the accounting auditors when necessary.

10.	Basic Philosophy toward the Exclusion of Anti-Social Forces and the Status of the Maintenance thereof
In its “Charter of Conduct,” the Company declares its uncompromising fight against anti-social forces and organizations, in addition to prescribing the compliance with laws and regulations and the code of social ethics, etc., to be one of the guidelines for action.
Additionally, in its “Code of Conduct,” the Company declares that it will firmly respond to anti-social forces, and that it will never be involved with anti-social forces or in illegal acts, nor provide anti-social forces with any benefits, including economic benefits, for whatever reason.
By fully enforcing the above “Charter of Conduct” and the “Code of Conduct,” and by cooperating with the police and legal counsel, etc., the Company takes a decisive stance against anti-social forces which threaten the order and safety of civil society, and disavows all relations therewith.  In addition, the Company is a member of the Public Interest Incorporated Foundations Special Association for Prevention of Violence under Metropolitan Police Department Jurisdiction.

11.	The Arrangements to Ensure the Reliability of Financial Reports
The Company maintains, through the Internal Control Maintenance Committee, the internal control systems concerning financial reports.  Additionally, pursuant to the provision of the Financial Instruments and Exchange Act, the Company implements an assessment of the internal control regarding the reliability of financial reports.

(Note)
With respect to the amounts of money described in this business report, fractions less than the described unit are rounded down.  As to the ratio, figures less than the indicated amount are rounded off.

Balance Sheet
(As of March 31, 2014)

(Unit: thousands of yen)

Account Item	Amount	Account Item	Amount
(Assets)		(Liabilities)
Current assets	6,742,352	Current liabilities	3,137,905
Cash and deposits	1,116,258	Notes payable-trade	271,170
Notes receivable-trade	109,217	Electronically recorded monetary claims-operating	550,088
Accounts receivable-trade	2,105,051	Accounts payable-trade	802,277
Inventories	8,247	Current portion of long-term debts	938,300
Raw materials	1,328,617	Lease obligations	6,648
Work-in-process	1,806,946	Accounts payable-other	241,086
Prepaid expenses	24,054	Accrued expenses	41,104
Consumption taxes receivable	155,733	Income taxes payable	16,716
Accounts receivable-other	82,272	Advances received	37,862
Other current assets	5,953	Deposits received	5,790
Fixed assets	3,821,631	Unearned revenue	50,322
Tangible fixed assets	2,388,274	Allowance for bonuses	109,171
Buildings	1,604,390	Allowance for product warranties	28,423
Structures	70,066	Other current liabilities	38,944
Machinery and equipment	57,647	Long-term liabilities	4,096,848
Vehicle	2,579	Long-term debts	188,400
Tools, furniture and fixtures	83,095	Long-term debts payable to subsidiaries and affiliates	3,450,000
Land	570,493	Lease obligations	11,287
Intangible fixed assets	1,322,390	Long-term accounts payable-other	438,339
Goodwill	1,090,745	Deferred tax liabilities	1,007
Software	225,699	Asset retirement obligations	7,814
Other intangible fixed assets	5,946	Total liabilities	7,234,753
Investments and other assets	110,966	(Net Assets)
Investment securities	31,803	Shareholders’ equity	3,332,302
Investments in capital	10	Capital stock	1,661,000
Long-term loans receivable from employees	1,611	Capital surplus	2,044,795
Lease and guarantee deposits	70,063	Capital reserve	2,044,795
Other investments and assets	29,978	Retained earnings	(63,909)
Allowance for doubtful accounts	(22,500)	Earned reserve	5,400
		Other retained earnings	(69,309)
		Other reserve	788,561
		Earned surplus brought forward	(857,871)
		Treasury stock	(309,583)
		Valuation and translation adjustments	(3,071)
		Valuation difference on available-for-sale securities	(3,071)
		Total net assets	3,329,230

Total assets	10,563,984	Total liabilities and net assets	10,563,984

Statement of Income
(From October 1, 2013 to March 31, 2014)

(Unit: thousands of yen)

Account Item	Amount
Net sales		4,025,009
Cost of goods sold		3,012,196
Gross profit		1,012,812
Selling, general and administrative expenses		866,544
Operating income		146,268
Non-operating income
Interest income	9
Dividend income	1,334
Subsidy income	7,602
Nuclear power location supply money	6,300
Foreign exchange gains	114
Other non-operating income	655	16,017
Non-operating expenses
Interest expenses	22,185
Other non-operating expenses	1,130	23,316
Ordinary income		138,969
Extraordinary losses
Losses on sales of fixed assets	585
Losses on valuation of golf club membership	25,500
Losses on sales of golf club membership	3,433
Impairment loss on fixed assets	794	30,312
Income before income taxes		108,656
Income taxes-current	10,550
Income taxes-deferred	(41)	10,508
Net income		98,148

Statement of Changes in Net Assets
(From October 1, 2013 to March 31, 2014)

(Unit: thousands of yen)

	Shareholders’ equity
	Capital stock	Capital surplus
		Capital reserve	Total capital surplus
Balance at the beginning of the period	1,661,000	2,044,795	2,044,795
Cumulative effect of changes in accounting principle
Balance at the beginning of the period reflecting changes in accounting principle	1,661,000	2,044,795	2,044,795
Changes during the period
Net income
Net changes of items other than shareholders’ equity
Total changes during the period	-	-	-
Balance at the end of the period	1,661,000	2,044,795	2,044,795

(Unit: thousands of yen)

	Shareholders’ equity
	Retained earnings
		Other retained earnings			Treasury stock	Total shareholders’ equity
	Earned reserve	Other reserve	Earned surplus brought forward	Total retained earnings
Balance at the beginning of the period	5,400	788,561	(819,066)	(25,105)	(309,583)	3,371,106
Cumulative effect of changes in accounting principle			(136,952)	(136,952)		(136,952)
Balance at the beginning of the period reflecting changes in accounting principle	5,400	788,561	(956,019)	(162,058)	(309,583)	3,234,153
Changes during the period
Net income			98,148	98,148		98,148
Net changes of items other than shareholders’ equity
Total changes during the period	-	-	98,148	98,148	-	98,148
Balance at the end of the period	5,400	788,561	(857,871)	(63,909)	(309,583)	3,332,302

(Unit: thousands of yen)

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments	Total net assets
Balance at the beginning of the period	(2,831)	(2,831)	3,368,274
Cumulative effect of changes in accounting principle			(136,952)
Balance at the beginning of the period reflecting changes in accounting principle	(2,831)	(2,831)	3,231,321
Changes during the period
Net income			98,148
Net changes of items other than shareholders’ equity	(239)	(239)	(239)
Total changes during the period	(239)	(239)	97,908
Balance at the end of the period	(3,071)	(3,071)	3,329,230

Accounting Auditor’s Report

[Translation omitted]

Board of Auditors’ Report

[Translation omitted]

Reference Materials for the General Meeting of Shareholders

Proposal 1:	Approval of the Share Exchange Agreement between the Company and USHIO INC.

USHIO INC. (“USHIO”) and the Company determined, at their respective meetings of the board of directors held on May 9, 2014, to implement a share exchange (the “Share Exchange”) in which USHIO will be a wholly-owning parent company and the Company will be a wholly-owned subsidiary, and executed a share exchange agreement (the “Share Exchange Agreement”) on such day.

In this regard, the shareholders’ approval is requested for the Share Exchange Agreement.

The effective date of the Share Exchange is scheduled to be August 1, 2014.  If this Proposal is approved, USHIO will be the wholly-owning parent company of the Company on August 1, 2014, the effective date of the Share Exchange. Further, the Company will be a wholly-owned subsidiary of USHIO and the shares of common stock of the Company are scheduled to be delisted from JASDAQ market (“JASDAQ”) of Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) as of July 29, 2014 (the last trading date is scheduled to be July 28, 2014).

1.	Reason for the Share Exchange

As an original, innovative “light creator,” USHIO aims to drive business expansion by constantly anticipating the customer needs in the global markets for optical solutions and by developing and providing high-value-added products and services that precisely meet the customer needs.

USHIO actively promotes strategic investment, which is needed to develop new products, pioneer new applications and create new businesses, while strengthening existing businesses, with the view to maximizing consolidated earnings and driving expansion in the optical business to achieve long-term growth.  USHIO, therefore, aims to create businesses at an early stage by actively utilizing alliances with outside institutions and M&A, etc., with the basic policy of providing innovative services by combining the optical technology, which has been cultivated by USHIO, with advanced technologies in other fields.

Furthermore, since its incorporation in 1983, the Company has commercialized various kinds of equipment required for the manufacturing process of PCBs (printed-circuit boards), semiconductor packages, FPDs (flat panel displays) such as PDPs (plasma display panels) and LCD (liquid crystal displays), and other products by leveraging its compound technology, which combines various    elemental technologies such as electricity,  software,  image  processing,  optics  and  other  elements,  with  its  ultra-precision  machining technology and FA (factory automation) equipment development technology as core technologies. Especially in recent years, the Company has also been operating its business aiming to be a company that proposes solutions to the problems that occur in the exposure process of manufacturers of printed-circuit boards and other products.

While USHIO has an advantage in fully-automatic projection exposure systems, the Company’s strengths exist in fully-automatic contact exposure systems.  Both companies believed that they could attain a higher position in the field of technology, production and sales in the auto-exposure systems market by leveraging their respective proprietary technologies and operating bases and therefore, entered into a capital and business alliance agreement on May 19, 2010.

Precisely, both companies agreed to form the business alliance with the goals of the Company’s use of USHIO’s overseas facilities, expanding product sales through the mutual exploitation of both companies’ operating bases, joint procurement of materials to cut costs and developing new products through the technical collaboration of both companies.

In order to ensure and strengthen the above business alliance, USHIO subscribed to all of the shares (1,580,000 shares of common stock) issued through the allotment of new shares to a third party by the Company on June 28, 2010, and the Company, therefore, became a company accounted for under the equity method of USHIO.

USHIO resolved on February 13, 2012 that USHIO would implement the tender offer for shares of the Company and at the same time acquire all of the issued shares of Mizutani Co., Ltd. (located at 6-1, Otemachi 2-chome, Chiyoda-ku, Tokyo), which then owned 1,100,000 shares of the Company (representing 13.69% of the total number of the issued shares as of December 31, 2011).  The Company became the consolidated subsidiary of USHIO in March of 2012.

USHIO and the Company are operating in electronics related equipment markets, which are subject to rapid change and have experienced repeated cycles of innovation due to rapid technological breakthroughs.  In this market, the USHIO group is aiming to establish a structure enabling the group to offer solutions combined with process development to its customers by leveraging a unique combination of the advanced optical technology of USHIO and the ultra-precision machining technology and FA equipment development technology of the Company.

As a part of the measures to tackle the issue of changing markets, USHIO has made use of ultra-precision machining technology and FA equipment development technology of the Company in the manufacturing of USHIO’s products by engaging the Company to manufacture USHIO’s industrial optical equipment.  USHIO has also made an effort to optimize resources to manufacture the equipment of the entirety of the USHIO group.  In addition, USHIO has gradually cooperated with the Company on the financial side by lending cash to the Company on an as-needed basis.

As a part of the measures to tackle the issue of rapidly advancing technology, the Company acquired the business of fully-automatic digital exposure systems from Fujifilm Corporation and has internally built a system enabling the Company to design, manufacture, sell and perform maintenance on fully-automatic digital exposure systems for printed-circuit boards.

In implementing these measures, USHIO and the Company, through mutual understanding and interchange fostered and developed after overcoming the differing histories that each company has developed, concluded that it is desirable for both companies to be fully integrated in respect of capital structure and to introduce a system enabling both companies to allocate resources more flexibly in order to be more resistant to the changing markets.  Moreover, both companies concluded that both companies need to cooperate more thoroughly in business operations and promote not only sharing of market or competition trends but also comprehensive business developments such as appropriate allocation of flexible development resources and mutual exploitation of each company’s sales channels and production bases in order to tackle the issue of rapidly advancing technology in the industry and make proposals for solutions combined with more valuable processes. Based on such conclusion, both companies started to discuss, around December of 2013, the Share Exchange in which USHIO will be a wholly-owning parent company and the Company will be a wholly owned subsidiary.  After several discussions and negotiations, USHIO and the Company decided on May 9, 2014 that both companies will implement the Share Exchange in order to further realize the synergies and enhance the corporate value of the Company and the entirety of the USHIO group.

2.	Summary of the Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement executed by and between USHIO and the Company on May 9, 2014 are as set forth below.

[Translation omitted]

3.	Outline of the Matters Provided for in Article 184 of the Ordinance for Enforcement of the Companies Act

(1)	Matters Concerning Reasonableness of Consideration for the Share Exchange

(I)	Matters Concerning Reasonableness of Total Amount, Etc., of Consideration for the Share Exchange

(i)	Total Amount of Consideration for the Share Exchange and Details of Allotment Thereof

Company name	USHIO (Wholly-owning Parent Company in Share Exchange)	The Company (Wholly-owned Subsidiary in Share Exchange)
Details of allotment of shares in the Share Exchange	1	0.23
Number of shares to be delivered in the Share Exchange	Shares of common stock of USHIO: 834,003 shares (scheduled)
(Note 1)
Share allotment ratio
0.23 shares of common stock of USHIO will be allotted and delivered for each share of common stock of the Company; provided, however, no shares will be allotted for the shares of common stock of the Company held by USHIO (3,709,686 shares of common stock as of March 31, 2014) in the Share Exchange.

(Note 2)
Number of shares to be delivered in the Share Exchange
Upon the Share Exchange, USHIO will allot and deliver 834,003 shares (scheduled) of common stock of USHIO to the shareholders of the Company (excluding USHIO) immediately preceding the time at which USHIO acquires all of the issued shares of the Company (excluding the shares of common stock of the Company held by USHIO) (the “Base Time”).  USHIO will apply the shares held by it as treasury stock for the shares to be so delivered, and, therefore, USHIO will not issue new shares.
In addition, in accordance with a resolution of the meeting of the board of directors of the Company to be held no later than the day immediately preceding the effective date of the Share Exchange, the Company will cancel, immediately preceding the Base Time, all of its shares then held by it as treasury stock (including the shares to be acquired in response to the dissenting shareholders’ share purchase demand made in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act). The number of shares to be allotted and delivered through the Share Exchange may be subject to change in the future due to reasons such as the acquisition and the cancellation of treasury stock by the Company.

(Note 3)
Treatment of shares constituting less than one unit (tangen miman kabushiki)
Each shareholder of the Company who will hold shares of USHIO constituting less than one unit (less than 100 shares) upon the Share Exchange may request USHIO to purchase the shares constituting less than one unit held by such shareholder pursuant to Article 192, Paragraph 1 of the Companies Act.  Shareholders may not sell shares constituting less than one unit in the financial instruments exchange market.

(Note 4)
Treatment of any fractions of less than one share
With respect to the shareholders of the Company who are entitled to receive the delivery of fractions of less than one share of common stock of USHIO upon the Share Exchange, USHIO will sell the number of shares of USHIO corresponding to the aggregate of such fractions (any fraction of less than one share included in such aggregate being rounded down) and deliver the proceeds of such sale to such shareholders in proportion to the fractions attributed to each shareholder, in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

(ii)	Basis for Calculation

In order to ensure the fairness and the appropriateness of the share exchange ratio in the Share Exchange, both companies, individually and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  USHIO appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as the third-party valuation institution, and the Company appointed Deloitte Touche Tohmatsu LLC (“Tohmatsu”) as the third-party valuation institution.

As shares of USHIO are listed on a financial instruments exchange and a market share price is available, Daiwa Securities adopted the market price analysis for the valuation of USHIO (with May 8, 2014 being the record date for calculation, Daiwa Securities made such calculation based on the average closing prices for the one-month period, the three-month period and the six-month period, respectively, preceding the record date).

As shares of the Company are listed on a financial instruments exchange and a market share price is available, Daiwa Securities adopted the market price analysis for the valuation of the Company (with May 8, 2014 being the record date for calculation, Daiwa Securities made such calculation based on the average closing prices for the one-month period, the three-month period and the six-month period, respectively, preceding the record date), and also adopted the discounted cash flow analysis (the “DCF Analysis”) in order to reflect future business operations in the valuation. The financial forecast on which the calculation of DCF Analysis was based reflects the expectation that the sales of exposure machines will increase due to the expansion of the fully-automatic digital exposure systems market and due to the increase in market share to be caused by the roll out of competitive products and other factors, and the overall sales and profit will increase mainly due to such increase in sales of exposure machines.  As a result, in the aforementioned financial forecast, substantial earnings growth is expected during the business years from the year ending March 2015 to the year ending March 2017.  The above-mentioned financial forecast was not prepared based on the assumption that the Share Exchange will be implemented.

The following shows the relevant calculation range when the share value per share of USHIO is set at 1.

Adopted analysis method	Calculation range of share exchange ratio
Market price analysis	0.19 ~ 0.21
DCF Analysis	0.14 ~ 0.30

In calculating the above share exchange ratio, Daiwa Securities used all relevant information received from both companies as is, and all relevant publicly available information as is, assuming that all of such materials and information, etc., were accurate and complete, and has not independently verified the accuracy and completeness thereof.  Daiwa Securities has not independently valued, appraised or assessed assets and liabilities (including off-the-book assets and liabilities and other contingent liabilities) of both companies, their respective subsidiaries and related companies, and has not made any analysis and valuation of each of such assets and liabilities.  Daiwa Securities has not independently requested any third-party institution to make such appraisal or assessment.  In addition, Daiwa Securities assumed that the business outlook and financial forecast of the Company was prepared based on the best forecast and judgment that could be obtained from the management of the Company and in accordance with reasonable and appropriate methods.

Furthermore, as shares of USHIO are listed on a financial instruments exchange and a market share price is available, Tohmatsu adopted the market price analysis for the valuation of USHIO (with May 8, 2014 being the record date for calculation, Tohmatsu made such calculation based on the closing price for the record date, the average closing prices and the volume weighted average closing prices for the one-month period, the three-month period and the six-month period, respectively, preceding the record date).

As shares of the Company are listed on a financial instruments exchange and a market share price is available, Tohmatsu adopted the market price analysis for the valuation of the Company (with May 8, 2014 being the record date for calculation, Tohmatsu made such calculation based on the closing price for the record date, the average closing prices and the volume weighted average closing prices for the one-month period, the three-month period and the six-month period, respectively, preceding the record date), and also adopted the DCF Analysis in order to reflect future business operations in the valuation.

The following shows the relevant calculation range when the share value per share of USHIO is set at 1.

Adopted analysis method	Calculation range of share exchange ratio
Market price analysis	0.19 ~ 0.23
DCF Analysis	0.19 ~ 0.25

Under the DCF Analysis, Tohmatsu assessed the corporate value of the Company by discounting future cash flow based on the financial forecast provided by the Company to present value based on a certain discount rate.  Tohmatsu adopted 9.75-10.25% as the discount rate, and adopted “perpetuity growth rate” analysis for the calculation of terminal value and assumed that perpetuity growth rate is 0.0-1.0%.  The financial forecast on which the calculation was based reflects the expectation that the sales of exposure machines will increase due to the expansion of the fully-automatic digital exposure systems market and due to the increase in market share to be caused by the roll out of competitive products and other factors, and the overall sales and profit will increase mainly due to such increase in sales of exposure machines.  As a result, in the aforementioned financial forecast, substantial earnings growth is expected during the business years from the year ending March 2015 to the year ending March 2017.  The above-mentioned financial forecast was not prepared based on the assumption that the Share Exchange will be implemented.

In calculating the above share exchange ratio, Tohmatsu used all relevant information received from both companies as is, and all relevant publicly available information as is, assuming that all of such materials and information, etc. were accurate and complete, and has not independently verified the accuracy and completeness thereof.  Tohmatsu has not independently valued, appraised or assessed assets and liabilities (including off-the-book assets and liabilities and other contingent liabilities) of both companies and their respective affiliates, and has not independently requested any third-party institution to make such appraisal or assessment.  In addition, Tohmatsu assumed that the business outlook and financial forecast of the Company was reasonably and appropriately prepared based on the best forecast and judgment that could be made by the management of the Company.

(iii)	Process of Calculation

With respect to the share exchange ratio set out in 3. (1) (I) (i) above, both companies, individually and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  USHIO appointed Daiwa Securities as the third-party valuation institution, and the Company appointed Tohmatsu as the third-party valuation institution. Considering the calculation results of the share exchange ratio and the advice submitted by their respective third-party valuation institutions, both companies continuously and carefully negotiated and consulted with each other while each company considered the financial condition, performance trend, share price trend and other factors of both companies.  As a result, both companies concluded that the share exchange ratio set out in 3. (1) (I) (i) above. is appropriate and will serve the interests of their respective shareholders.

(iv)	Relationships with Valuation Institutions

Both Daiwa Securities and Tohmatsu are valuation institutions independent of USHIO and the Company, are not related parties of USHIO and the Company, and do not have a material interest to be noted in connection with the Share Exchange.

(II)	Matters Concerning Reasonableness of Amount of Stated Capital and Reserves of USHIO

USHIO will use the shares held by it as treasury stock as consideration for the Share Exchange and therefore, there will be no change in the amount of stated capital and reserves of USHIO upon the Share Exchange.

(III)	Reasons for Selecting Shares of Common Stock of USHIO as Consideration for the Share Exchange

The Company selected shares of common stock of USHIO as consideration for the Share Exchange, taking into account the fact that (i) shares of common stock of USHIO that will be allotted to each shareholder of the Company upon the Share Exchange will remain listed on the First Section of the Tokyo Stock Exchange, and will be tradable after the Share Exchange and, therefore, each shareholder who holds not less than 435 shares of the Company and will receive, upon the Share Exchange, an allotment of not less than 100 shares of USHIO, which is the number of shares constituting one unit of USHIO, will be able to continue to trade shares constituting one unit or more on the Tokyo Stock Exchange, which will ensure the liquidity of the shares in spite of the fact that there is a possibility that such allotment will contain shares constituting less than one unit in accordance with the number of shares currently owned, and (ii) even in the case of the shareholders who will hold shares constituting less than one unit, each such shareholder may request USHIO to purchase the shares constituting less than one unit held by such shareholder pursuant to Article 192, Paragraph 1 of the Companies Act.

(IV)	Matters Considered for Avoidance of Harm to Interests of Shareholders of the Company

(i)	Measures to Ensure Fairness

As USHIO already holds 59.89% (including indirect holdings) of issued shares of the Company and the Company is a consolidated subsidiary of USHIO, USHIO and the Company believe that fairness should be ensured in the Share Exchange.

USHIO and the Company, therefore, requested their respective third-party valuation institutions to calculate the share exchange ratio in order to ensure the fairness of the share exchange ratio in the Share Exchange as set out in 3. (1) (I) (iii) above.  Referring to such calculation results, USHIO and the Company negotiated and consulted with each other, and resolved to implement the Share Exchange based on the share exchange ratio set out in 3. (1) (I) (i) above at their respective meetings of the board of directors held on May 9, 2014.

Neither USHIO nor the Company obtained a fairness valuation concerning the share exchange ratio (fairness opinion) from their respective third-party valuation institutions.

USHIO appointed Nagashima Ohno & Tsunematsu, and the Company appointed TMI Associates as their respective legal advisors for the Share Exchange, and received legal advice from their respective legal advisors on the manner of the respective meetings of the board of directors and the process they should follow in making decisions, including the procedures of the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

As USHIO already holds 59.89% (including indirect holdings) of issued shares of the Company and the Company is a consolidated subsidiary of USHIO, the Company has taken the following measures in order to avoid conflicts of interest, in addition to the measures mentioned in 3. (1) (IV) (i) above.

Among the directors of the Company, Mr. Keizo Tokuhiro, who concurrently serves as the director of USHIO, and Mr. Toyoharu Inoue, who concurrently serves as the executive officer of USHIO, execute the activities of USHIO, and have never participated in any discussion and resolution by the board of directors of the Company concerning the Share Exchange and have never participated in any discussion and negotiation with USHIO concerning the Share Exchange on behalf of the Company, in order to ensure fairness in the decision-making of the Company and avoid conflicts of interest. On the other hand, among the directors of the Company, Mr. Osamu Mizuno is the executive officer of USHIO, Mr. Kengo Uehara is an employee of USHIO, and Mr. Shigeru Goto is an employee of USHIO (these three directors are on temporary assignment from USHIO), but all of them have been working full-time at the Company, not USHIO, and have never been involved in the Share Exchange on behalf of USHIO, and have not been in a position to do so, throughout the period from after being seconded to the Company up to now. Accordingly, as they do not have any special interest in the discussion and resolution by the board of directors concerning the Share Exchange, they participated in the discussion and resolution by the board of directors of the Company.  The Company received advice from TMI Associates, its legal advisor, on whether or not each of Mr. Mizuno, Mr. Uehara and Mr. Goto has any special interest in the discussion and resolution by the board of directors concerning the Share Exchange.

Among the auditors of the Company, Mr. Shinichiro Kanzaki who concurrently serves as the auditor of USHIO has never participated in any discussion by the board of directors of the Company concerning the Share Exchange, has never expressed his opinion and have never participated in any discussion and negotiation with USHIO concerning the Share Exchange on behalf of the Company, in order to avoid conflicts of interest.  On the other hand, among the auditors of the Company, Mr. Muneo Eguchi is an employee of USHIO (Mr. Eguchi is on temporary assignment from USHIO) but Mr. Eguchi has been working full-time at the Company, not USHIO, and has never been involved in the Share Exchange on behalf of USHIO, and has not been in the position to do so, throughout the period from after being seconded to the Company up to now; therefore Mr. Eguchi participated in the discussion by the board of directors of the Company concerning the Share Exchange.

The resolution for the Share Exchange at the meeting of the board of directors of the Company was unanimously approved by four directors (out of the six directors of the Company, excluding Mr. Tokuhiro and Mr. Inoue set out above) and two auditors (out of the three auditors of the Company, excluding Mr. Kanzaki) expressed that they did not have any objection to the Share Exchange.

In addition to the above measures, the Company has established a third-party committee (the “Third-Party Committee”) consisting of three independent and outside experts who do not have any special interest in USHIO (controlling shareholder): Mr. Akihito Takahashi (lawyer at Takahashi and Katayama Law Office), Mr. Shinsuke Hasegawa (certified public accountant at Hasegawa CPA office) and Mr. Akira Nishida (lawyer at Nishida Law Office).  The Company referred the following issues to the Third-Party Committee: whether or not (1) the purpose of the Share Exchange is justifiable from the viewpoint of enhancing corporate value, (2) the appropriateness of the terms and condition of the exchange (including those related to the consideration to be delivered to the minority shareholders of the Company such as the exchange ratio) was ensured, (3) the interests of shareholders of the Company are fully considered in the Share Exchange through fair procedures and (4) the Share Exchange will be disadvantageous to the minority shareholders of the Company.

The Third-Party Committee carefully examined the matters referred to it by holding meetings five times in total as well as gathering information, and holding an extraordinary meeting whenever necessary, from April 2, 2014 to May 8, 2014.  In making conducting examination, the Third-Party Committee received an explanation from the Company concerning the purpose of, and the background leading to, the Share Exchange, the details of its corporate value and the process of negotiation for, and determination of the terms and condition of the Share Exchange (including the share exchange ratio), and an explanation from Tohmatsu concerning the valuation of the share exchange ratio in the Share Exchange.  The Third-Party Committee has also received an explanation from TMI Associates, the legal advisor to the Company, concerning the manner and process the board of directors of the Company followed in making its decision concerning the Share Exchange.

Under those circumstances, the Third-Party Committee submitted the report on May 8, 2014 to the board of directors of the Company stating that resolving the Share Exchange would not be disadvantageous to the minority shareholders of the Company on the basis of the explanations, calculation results and other materials it examined.

The Company has received legal advice from TMI Associates, its legal advisor, concerning how its board of directors should pass resolutions and take other measures to avoid conflicts of interest.

(2)	Additional Matters Related to Consideration for the Share Exchange

(I)	Provisions in Articles of Incorporation of USHIO

Pursuant to the provisions of laws and regulations and Article 15 of the Articles of Incorporation of the Company, provisions of the Articles of Incorporation of USHIO are posted on the Company’s website (http://www.adtec.com/).

(II)	Matters Concerning Method of Liquidation of the Stock Used as Consideration for the Share Exchange

(i)	Trading Markets

First Section of the Tokyo Stock Exchange

(ii)	Person Who Acts as Intermediary, Broker or Agent in Trading

Intermediation or brokerage services for the trading of shares of common stock of USHIO are provided by financial instruments trading companies (securities companies) nationwide.

(III)	Matters Concerning Market Price of the Consideration for the Share Exchange

The closing price of shares of common stock of USHIO on the first section of the Tokyo Stock Exchange on the business day immediately preceding the announcement date of the Share Exchange (May 9, 2014) was JPY 1,291.  Information, such as the latest market price of the shares of common stock of USHIO on the first section of the Tokyo Stock Exchange, is available on the Tokyo Stock Exchange website (http://www.tse.or.jp/).

(IV)	USHIO’s Balance Sheets for the Past Five Years

Since USHIO files annual securities reports pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, the statement is omitted herein.

(3)	Matters Concerning Reasonableness of Provisions for Stock Acquisition Rights Relating to the Share Exchange

Not applicable.

(4)	Matters Concerning Financial Statements, etc.

(I)	Contents of USHIO’s Financial Statements, etc., for the Last Fiscal Year (Ended in March 2014)

Pursuant to the provisions of laws and regulations and Article 15 of the Articles of Incorporation of the Company, USHIO’s financial statements, etc., for the fiscal year ended in March 2014 are posted on the Company’s website (http://www.adtec.com/).

(II)	Matters Concerning Disposal of Material Assets, etc., of USHIO that Occurred After the Last Day of the Last Fiscal Year

Not applicable.

(III)	Matters Concerning Disposal of Material Assets, etc., of the Company that Occurred After the Last Day of the Last Fiscal Year

Not applicable.

Proposal 2:	[Translation omitted]

Internet Disclosure Items for the 31st Ordinary General Meeting of Shareholders

Notes to the Financial Statements

(October 1, 2013 to March 31, 2014)

USHIO INC. Articles of Incorporation

[Translation Omitted]

USHIO INC. Financial Statements etc.

(October 1, 2013 to March 31, 2014)

ADTEC Engineering Co., Ltd.

The “Notes to the Financial Statements” are provided to shareholders on the Company’s internet website (http://www.adtec.com) pursuant to relevant laws and regulations and Article 15 of the Articles of Incorporation of the Company.

Notes to Financial Statements
1.     Notes regarding Significant Accounting Policies
(1) Standards and Methods of Valuation of Assets
①           Standards and Methods of Valuation of Securities
Other Securities
With a fair price                      Based on market price as of the balance sheet date
(all unrealized gains and losses are directly reported in net assets and cost is determined by the moving average method)
Without a fair price                 Cost determined by the moving average method
②           Standards and Methods of Valuation of Inventories
Merchandise and work-in-process       Cost determined on identified cost method
(book value on the balance sheet is written down reflecting decrease in profitability.)
Raw materials                 Cost determined by the moving average method (book value on the balance sheet is written down reflecting decrease in profitability)
(2) Depreciation of Fixed Assets
①           Tangible fixed assets       Depreciation is computed using the straight-line method.
(except for leased assets)               The principal estimated useful lives of assets are as follows:
Buildings (including ancillary equipment) 13 – 60 years
Structures	7 – 15 years
Machinery and equipment	6 – 12 years
Vehicles and transportation equipment	6 years
Tools, furniture and fixtures	2 – 8 years
②           Intangible fixed assets     Amortization is computed using the straight-line method
(except for leased assets)                Costs of software for internal use are amortized by the straight-line method over the estimated useful life and costs of software intended for market sale are amortized by the straight-line method over the estimated sales period.  Goodwill is amortized by the equal installment method over 5 years.

③           Leased assets                                Leased assets related to finance leases that transfer ownership of the leased property
The same method of depreciation is used as applied for fixed assets owned by the Company.

Leased assets related to finance leases that do not transfer ownership of the leased property
The Company applies the straight-line method using the lease term as the useful life and a residual value of zero.
(3) Accounting Standards for Reserves
①           Allowance for doubtful accounts                 In order to provide for losses from uncollectible accounts receivables, etc., for general claims, the historical default loss rate is used to calculate the amount to be recorded and for specific claims for which nonpayment is a concern, the collectability of individual claims is considered and an anticipated unrecoverable amount is recorded.
②           Allowance for bonuses               In order to provide for the payment of employee bonuses, the amount of future estimated payments to be made is recognized.
③           Allowance for product warranties                In order to provide for the costs of free after sales service for a certain period on products sold, reserves are recognized in accordance with the Company’s prescribed standard based on the past actual ratio.
(4) Other Significant Items relating to the Basis for Preparation of the Financial Documents
①           Accounting for Consumption Tax
Consumption tax and local consumption taxes are excluded from income and expense.
②           Treatment of Fractions of Units
Fractions of units used are omitted.

2.     Notes concerning Changes to Accounting Policies
(1) Change in the method of depreciation of tangible fixed assets
The Company has heretofore used the declining balance method of depreciation for tangible fixed assets (however, the straight-line method for buildings (excluding ancillary equipment) acquired since April 1, 1998), but commencing from the business year under review the Company has adopted the straight-line method.
Under the Company’s Medium Term Business Plan (March 2015 – March 2017 business years), taking advantage of the opportunity presented by the acquisition of the business of Fujifilm Corporation, the Company aims to greatly enhance its development, manufacture and sales of its fully-automatic digital exposure systems and plans the leveling and stabilization of production volume at its Nagaoka Plant.  In addition, under the Medium Term Vision (March 2014 – March 2016 business years) of the Company’s parent company, USHIO INC., the leveling and stabilization of production volume for all of Japan is planned through improvements and greater utilization of the Group companies’ internal manufacturing coordination system (which includes the Company’s Nagaoka Plant).  Because it is expected that as a result of these initiatives the Company’s tangible fixed assets will achieve more stable operation over the long term, the Company determined to change its method of depreciation to the straight-line method.
As a result of the change operating income, ordinary income and Income before income taxes for the business year under review have all increased by 16,752,000 yen.

(2) Change in the basis for recognition of sales
In the past the Company has recognized revenue for sales of direct imaging exposure equipment to overseas customers on a shipping basis but from the business year under review has switched to completion of installation basis.
This change was made to better reflect the actual sales process because it is now possible to obtain information concerning the completion of installation on a more timely basis as a result of improvements to the Company’s management systems and because with the transition from the older contact-type exposure systems to fully-automatic digital exposure systems, which fulfill the requirements for high levels of precision and productivity, as the mainstay of the exposure systems now sold by the Company there has also been a trend toward a lengthening of the period from shipment to completion of installation.
This change in accounting policy has been adopted retroactively and the cumulative effect of the change is reflected in the book amount of net assets at the start of the business year under review.  As a result, after retroactive application of the change in accounting policy, the balance of retained earnings at the start of the business year shown in the Statement of Changes in Net Assets decreased by 136,952,000 yen.

3.     Notes concerning Changes in Method of Presentation
(Balance Sheet)
Because “long-term accounts-payable-other,” which in the prior business year were included in “Other” in Long-term liabilities, have increased in materiality, they are separately presented in the business year under review.
“Long-term accounts payable-other” in the prior business year were 1,793,000 yen.

4.     Notes to the Balance Sheet
(1) Accumulated depreciation of tangible fixed assets	2,823,406,000 yen
(2) Due from/to subsidiaries and affiliated companies
Short-term receivables due from subsidiaries and affiliated companies	352,324,000 yen
Short-term payables due to subsidiaries and affiliated companies	126,760,000 yen
Long-term payables due to subsidiaries and affiliated companies	3,450,000,000 yen

5.     Notes to the Statement of Income
(1) The business year ending balance of inventory is shown after write-down reflecting decrease in profitability and inventory valuation loss of 18,901,000 yen is included in the costs of goods sold.
(2) Transaction with subsidiaries and affiliated companies
Operating transactions
Sales	369,268,000 yen
Purchases	133,270,000 yen
Selling, general and administrative expenses	34,177,000 yen
Transactions other than operating transactions	9,927,000 yen

6.     Notes to Statement of Changes in Net Assets
(1) Classes and total number of issued shares and classes and number of treasury shares
Class of shares	Number of shares start of business year	Business year under review Increase	Business year under review Decrease	Number of shares end of business year
Outstanding shares
Common shares	8,030,000	－	－	8,030,000
Total	8,030,000	－	－	8,030,000
Treasury shares
Common shares	694,210	－	－	694,210
Total	694,210	－	－	694,210

(2) Dividends
①            Dividends paid
Not applicable
②           Dividends whose date of record is in the business year under review but effective date is in the next business year
Not applicable

7.     Notes concerning Accounting for Retirement Benefits
(1) Summary of the Company’s Retirement Plan
The Company has a defined benefit retirement plan.  In addition it is a member of the Kanto IT Software Welfare Pension Fund, which is a multi-employer employee pension fund plan under the multi-employer system, but because it is not possible to reasonably calculate the amount of pension assets corresponding to the Company’s contribution, it is treated in accordance with Article 33(2) of the Accounting Standard for Retirement Benefits.  The Company’s required contribution to that fund in the business year under review is 13,869,000 yen (excluding employee contributions).
Items related to the multi-employer system under which required contributions are treated as retirement benefits expense, are shown below.
①           Plan overall reserves
(As of March 31, 2013)
Plan assets	222,956,639,000 yen
Plan benefit actuarial obligations	206,135,147,000 yen
Difference	16,821,492,000 yen
②           Ratio of the Company’s payment contributions to the overall plan
(As of March 31, 2013)
0.22%
③           Supplementary information
Principal reasons for the difference in Section ① above
Deficiency carried forward	(10,082,271,000) yen
Current business year deficiency	26,903,764,000 yen
(2) Retirement benefit obligations
Not applicable
(3) Projected retirement benefit obligations
① Contribution to defined benefit plan	11,328,000 yen
② Contribution to multi-employer employee pension fund	13,869,000 yen
③ Retirement benefits expense (①+②)	25,197,000 yen

8.     Notes concerning Deferred Tax Accounting
(1) Primary components of deferred tax assets and liabilities are as follows:
Deferred tax assets (current)
Inventory valuation loss	136,809,000 yen
Accrued allowance for doubtful accounts	38,908,000 yen
Compensation	13,879,000 yen
Allowance for product warranties	10,129,000 yen
Research and development expenses	4,550,000 yen
Other	15,163,000 yen
Subtotal of deferred tax assets (current)	219,440,000 yen
Less valuation allowances	(219,440,000) yen
Total deferred tax assets (current)	－
Deferred tax assets (current) - net	－

Deferred tax assets (non-current)
Impairment loss	528,985,000 yen
Research and development expenses	7,262,000 yen
Valuation loss on golf club memberships	10,050,000 yen
Amortization of goodwill	8,000,000 yen
Impairment loss on land	4,979,000 yen
Other	7,630,000 yen
Subtotal of deferred tax (non-current)	566,909,000 yen
Less valuation allowances	(566,909,000) yen
Total deferred tax assets (non-current)	－
Deferred tax liabilities (non-current)
Asset retirement obligations	(897,000) yen
Other	(110,000) yen
Total deferred tax liabilities (non-current)	(1,007,000) yen
Total deferred tax liabilities (non-current) - net	(1,007,000) yen

(2) Breakdown of the differences between the effective statutory tax rate and the effective income tax rate after accounting for tax effects
(%)
Effective statutory tax rate	38.01
(Reconciliation)
Items such as entertainment and social expenses permanently nondeductible for income tax purposes	1.60
Equal apportionment	1.49
Increase/decrease in valuation allowance	(78.41)
Effect of change in tax rate	47.07
Other	(0.09)
Effective income tax rate after accounting for tax effects	9.67

9.     Notes concerning Fixed Assets Used under Leases
Finance leases (lessee side)
Finance leases without transfer of ownership of the leased property
①         Description of the leased property
(a) Tangible fixed assets
Machinery and equipment; tools, furniture and fixtures; and vehicles and transportation equipment
(b) Intangible fixed assets
Software
②         Method of depreciation for lease assets
See above “1. Notes regarding Significant Accounting Policies (2) Depreciation of Fixed Assets”.

(Impairment loss)
Because there is no impairment loss allocated to lease assets, items related to this are omitted.

10.           Notes concerning Financial Instruments
(1) Financial instruments – Overview
①         Policies regarding financial instruments
In managing its funds the Company relies only on short-term deposits and similar instruments and finances itself primarily by borrowing from banks and through long-term loans from subsidiaries and affiliated companies.
②         Description of financial instruments, associated risks and risk management system
Notes and accounts receivable-trade and accounts receivable-other, which are operating receivables, are exposed to customer credit risk.  The Company seeks to reduce this risk in accordance with its credit management rules through the implementation of a system of monitoring due dates and balances of each customer and periodically performing credit reviews of important customers.
Stocks, which are investment securities, are exposed to market volatility risk, but the shares owned by the Company are mainly in companies with which there is a business relationship, and their market value is periodically reported to the Director in charge.
Lease deposits and guarantee deposits are exposed to lessor credit risk; however, the credit risk of important lessors is controlled through periodic monitoring of their credit condition.
Notes payable, electronically recorded monetary claims, accounts payable-trade and accounts payable-other, which are operating payables, are nearly all due within one year.
The amount of accrued income taxes, residence taxes (prefectural residence taxes and municipal residence taxes) and enterprise taxes, which are income taxes payable, are almost all due within two months.
Loans payable represent primarily financing for plant and equipment and business acquisitions.  Lease obligations for finance leases are primarily due to investments in plant and equipment.
Operating receivables and loans payable are exposed to liquidity risk; however, the Company seeks to control its liquidity risk by maintaining adequate liquidity in hand.
Long-term accounts payable-other are primarily obligations related to payments for business acquisitions which are contractually paid in accordance with the degree of attainment of specified milestones.

(2) Fair value of financial instruments
The balance sheet carrying amount, the fair value and unrealized gains and losses of financial instruments as of March 31, 2014, are shown in the table below.  Instruments for which it is very difficult to determine the fair value are not included.

		Balance sheet carrying amount (1,000 yen)	Fair value (1,000 yen)	Unrealized gains and losses (1,000 yen)
①	Cash and deposits	1,116,258	1,116,258	－
②	Notes receivable-trade	109,217	109,217	－
③	Accounts receivable-trade	2,105,051	2,104,540	(510)
④	Consumption taxes receivable	155,733	155,733	－
⑤	Accounts receivable-other	82,272	82,272	－
⑥	Investment securities	29,803	29,803	－
⑦	Lease and guarantee deposits	70,063	66,998	(3,064)
Total assets		3,668,400	3,664,824	(3,575)
①	Notes payable-trade	271,170	271,170	－
②	Electronically recorded claims	550,088	550,088	－
③	Accounts payable-trade	802,277	802,277	－
④	Accounts payable-other	241,086	241,086	－
⑤	Income taxes payable	16,716	16,716	－
⑥	Long-term loans payable (including current portion)	1,126,700	1,127,972	1,272
⑦	Long-term loans to subsidiaries and affiliated companies	3,450,000	3,457,676	7,676
⑧	Lease obligations (including current portion)	17,935	17,169	(766)
Total liabilities		6,475,974	6,484,157	8,182

(Notes) Matters concerning the method of calculation of the fair price of financial instruments and concerning securities
Assets
① Cash and deposits, ② Notes receivable-trade, ④ Consumption taxes receivable and ⑤ Accounts receivable-other
Because these items are settled in a short period and the fair value is nearly equivalent to the carrying amount, the carrying amount is used as the fair value.
③ Accounts receivable-trade
Fair value is estimated by discounting to present value balances as classified by their respective scheduled collection periods by current interest rates for periods corresponding to the respective collection dates.
⑥ Investment securities
Fair value of stocks is based on market value on securities exchanges.
⑦ Lease and guarantee deposits
The fair value is estimated by discounting to present value the future cash flow by an interest rate based on that of government bonds or other appropriate reference rate.

Liabilities
① Notes payable-trade, ② Electronically recorded claims, ③ Accounts payable-trade, ④ Accounts payable-other and ⑤ Income taxes payable
Because these items are settled in a short period and the fair value is nearly equivalent to the carrying amount, the carrying amount is used as the fair value.
⑥ Long-term loans payable (including the portion scheduled to be repaid within one year) and ⑦ Long-term loans to subsidiaries and affiliated companies
Fair value is estimated by discounting the total cash flows from principal and interest to present value using the interest rate that would be applicable if newly borrowed.
⑧ Lease obligations (including the portion scheduled to be repaid within one year)
Fair value is estimated by discounting the total cash flows from principal and interest to the present value using the interest rate that would be applicable if newly leased.

(3) Instruments for which it is considered very difficult to determine the fair value
Instrument	Balance Sheet Carrying Amount (1,000 yen)
Unlisted stocks (Note 1)	2,000
Long-term accounts payable-other (Note 2)	436,551

(Notes) 1.           Because there is no market price for unlisted stocks and it is considered very difficult to determine their fair value, they are not included under “⑥ Investment securities.”
2.                   Because long-term accounts payable-other are primarily obligations related to payments for business acquisitions which are contractually paid in accordance with the degree of attainment of specified milestones, the payment dates are not fixed and it is therefore considered very difficult to determine their fair value, they are not included.
(4) Scheduled repayment amounts for monetary claims after the closing date

	Within 1 year (1,000 yen)	More than 1 year but no more than 5 years (1,000 yen)	More than 5 years but no more than 10 years (1,000 yen)	More than 10 years (1,000 yen)
Cash and deposits	1,116,258	－	－	－
Notes receivable-trade	109,217	－	－	－
Accounts receivable-trade	2,024,851	80,200	－	－
Consumption taxes receivable	155,733	－	－	－
Accounts receivable-other	82,272	－	－	－
Lease and guarantee deposits	－	－	70,063	－
Total	3,488,333	80,200	70,063	－

(5) Scheduled repayment amounts for long-term loans payables, lease obligations and other interest bearing debt after the closing date

	Within 1 year (1,000 yen)	More than 1 year but no more than 2 years (1,000 yen)	More than 2 years but no more than 3 years (1,000 yen)	More than 3 years but no more than 4 years (1,000 yen)	More than 4 years but no more than 5 years (1,000 yen)	More than 5 years (1,000 yen)
Long-term loans payable	938,300	188,400	－	－	－	－
Long-term payables due to subsidiaries and affiliated companies	－	300,000	950,000	500,000	500,000	1,200,000
Lease obligations	6,648	4,462	2,719	2,142	1,963	－

11.           Notes concerning Business Combinations, etc.
(1) Overview of business combinations
①            Name and business description of business acquired
Name of other party: Fujifilm Corporation
Business description                                      ・Design, sales and maintenance of fully-automatic digital exposure systems
・Development and manufacture of exposure engines for fully-automatic digital exposure systems
②            Reasons for implementing the business combination
By acquiring the business relating to the design, sales and maintenance of fully-automatic digital exposure systems for printed circuit boards it becomes possible to add the sale and manufacture of fully-automatic digital exposure systems for printed circuit boards and the development and manufacture of exposure engines for domestic customers to the existing business of the sale of fully-automatic digital exposure systems for printed circuit boards to overseas customers, thereby leading to enhanced profitability and more rapid response to customer needs.  For these reasons, the Company made the acquisition based on the determination that it would contribute to an increase in corporate value.
③            Date of business combination
January 1, 2014
④            Legal form of the business combination
Business transfer
(2) Period the operations of the acquired business are included in the financial statements
January 1, 2014 to March 31, 2014
(3) Cost of acquiring the business
Acquisition price	2,740,472,000 yen
Direct acquisition expenses Advisory fees, etc.	79,276,000 yen
Acquisition cost	2,819,749,000 yen

(4) Amount, reason, method of amortization and period of amortization of goodwill
①	Amount of goodwill	1,148,152,000 yen
②	Reason	Future added profitability
③	Method and period of amortization	Equal installment method over 5 years
(5) Amount of assets received on the acquisition date and their primary components
Current assets	1,373,604,000 yen
Fixed assets	297,991,000 yen
Total assets	1,671,596,000 yen

(6) Details of the conditional acquisition price stipulated in the acquisition agreement and the method of accounting treatment for the current and subsequent business years
①            Details of the conditional acquisition price
The agreement provides for additional payments tied to the level of achievement of specified milestones subsequent to the acquisition.
②            Accounting treatment for the current and subsequent business years
The variable portion of the acquisition price will be treated as adjustments to the goodwill already recorded.

(7) Estimate and method of calculation of the effect the acquisition would have had on the Statement of Income for the business year under review had the acquisition been completed on the first day of the business year under review
Because it is a partial transfer of a business and it is difficult to obtain information regarding the acquired business’s revenue and period profit and loss reasonably estimated for the period from the start of the business year under review to the acquisition date, no estimate has been made.

12.           Notes concerning Related Party Transactions
Parent company and major corporate shareholders, etc.
Attri- bute	Com- pany name	Location	Capital (1,000 yen)	Business or occupa- tion	Voting rights, etc. held (in company owned) (%)	Relation- ship	Nature of trans- action	Transaction amount (1,000 yen)	Account item	Year-end balance (1,000 yen)
Parent company	USHIO INC.	Chiyoda-ku, Tokyo	19,556,326	Manufacturing	(Owner- ship) Direct 50.57 Indirect 14.99	Sale of finished goods, purchase of materials, etc., concurrent service of officers, borrowing of funds	Sale of finished goods	369,268	Accounts receivable- trade	352,324
							Purchase of materials, etc.,	133,270	Notes payable-trade, electronically recorded claims, accounts payable-trade	48,853 50,384 20,550
							Receipt of salaries of seconded staff	9,219	－	－
							Payment of compensation of seconded officers and salaries of seconded staff	34,177	－	－
							Borrowing of funds	2,800,000	Long-term payables due to subsidiaries and affiliated companies	3,450,000
							Payment of interest	9,927	－	－
(Notes) 1.                      Consumption taxes are not included in transaction amounts but are included in year-end balances.
2.           Transaction terms and policies for setting transaction terms
The terms for the sale of finished goods are the customary terms.
The interest rates for funds borrowed are reasonably set taking into account financial market rates.

13.           Notes concerning Per Share Information
(1) Net assets per share	453.83 yen
(2) Net income per share	13.38 yen
(Calculations are based on the average number of outstanding shares during the business year.)
(Note) The basis for the calculation of net income per share is shown below.
Net income	98,148,000 yen
Amount not belonging to common shareholders	－
Net income pertaining to common shareholders	98,148,000 yen
Average number of outstanding shares during the business year	7,335,790

14.           Notes concerning Asset Retirement Obligations
Asset retirement obligations on the Balance Sheet
A.	Summary of the asset retirement obligations
Obligation of restoration to original condition under the real estate lease for the Company’s head office building
B.	Method of calculation of the asset retirement obligation
The period of use is estimated as 15 years from the start of the lease agreement and the amount of the asset retirement obligation is calculated using a discount rate of 1.06%.
C.	Increase/decrease of the asset retirement obligation during the business year
Beginning balance	7,773,000 yen
Adjustment due to elapse of time	41,000 yen
Ending balance	7,814,000 yen

15.           Significant Subsequent Events

The Company and USHIO INC. (“USHIO”) determined, at their respective meetings of the board of directors held on May 9, 2014, to implement a share exchange (the “Share Exchange”) in which USHIO will be a wholly-owning parent company and the Company will be a wholly-owned subsidiary, and executed the Share Exchange Agreement on such date. The effective date of the Share Exchange is scheduled to be August 1, 2014 subject to the approval by the shareholders of the Company at an ordinary general meeting scheduled to be held on June 27, 2014.

Prior to the effective date of the Share Exchange (August 1, 2014), the shares of the Company are scheduled to be delisted from Tokyo Stock Exchange, Inc. as of July 29, 2014 (the last trading date is scheduled to be July 28, 2014).

(1)           Purpose of the Share Exchange

As an original, innovative “light creator,” USHIO aims to drive business expansion by constantly anticipating the customer needs in the global markets for optical solutions and by developing and providing high-value-added products and services that precisely meet the customer needs. USHIO actively promotes strategic investment, which is needed to develop new products, pioneer new applications and create new businesses, while strengthening existing businesses, with the view to maximizing consolidated earnings and driving expansion in the optical business to achieve long-term growth.  USHIO, therefore, aims to create businesses at an early stage by actively utilizing alliances with outside institutions and M&A, etc., with the basic policy of providing innovative services by combining the optical technology, which has been cultivated by USHIO, with advanced technologies in other fields.

Meanwhile, since its incorporation in 1983, the Company has commercialized various kinds of equipment required for the manufacturing process of PCBs (printed-circuit boards), semiconductor packages, FPDs (flat panel displays) such as PDPs (plasma display panels) and LCD (liquid crystal displays), and other products by leveraging its compound technology, which combines various elemental technologies such as electricity, software, image processing, optics and other elements, with its ultra-precision machining technology and FA (factory automation) equipment development technology as core technologies. Especially in recent years, the Company has also been operating its business aiming to be a company that proposes solutions to the problems that occur in the exposure process of manufacturers of printed-circuit boards and other products.

USHIO and the Company are operating in electronics related equipment markets, which are subject to rapid change and have experienced repeated cycles of innovation due to rapid technological breakthroughs.  In this market, the USHIO group is aiming to establish a structure enabling the group to offer solutions combined with process development to its customers by leveraging a unique combination of the advanced optical technology of USHIO and the ultra-precision machining technology and FA equipment development technology of the Company.

As a part of the measures to tackle the issue of changing markets, USHIO has made use of ultra-precision machining technology and FA equipment development technology of the Company in the manufacturing of USHIO’s products by engaging the Company to manufacture USHIO’s industrial optical equipment.  USHIO has also made an effort to optimize resources to manufacture the equipment of the entirety of the USHIO group.  In addition, USHIO has gradually cooperated with the Company on the financial side by lending cash to the Company on an as-needed basis.

As a part of the measures to tackle the issue of rapidly advancing technology, the Company acquired the business of fully-automatic digital exposure systems from Fujifilm Corporation and has internally built a system enabling the Company to design, manufacture, sell and perform maintenance on fully-automatic digital exposure systems for printed-circuit boards.

In implementing these measures, USHIO and the Company, through mutual understanding and interchange fostered and developed after overcoming the differing histories that each company has developed, concluded that it is desirable for both companies to be fully integrated in respect of capital structure and to introduce a system enabling both companies to allocate resources more flexibly in order to be more resistant to the changing markets.  Moreover, both companies concluded that both companies need to cooperate more thoroughly in business operations and promote not only sharing of market or competition trends but also comprehensive business developments such as appropriate allocation of flexible development resources and mutual exploitation of each company’s sales channels and production bases in order to tackle the issue of rapidly advancing technology in the industry and make proposals for solutions combined with more valuable processes. Based on such conclusion, both companies started to discuss, around December of 2013, the Share Exchange in which USHIO will be a wholly-owning parent company and the Company will be a wholly owned subsidiary.  After several discussions and negotiations, USHIO and the Company decided on May 9, 2014 that both companies will implement the Share Exchange in order to further realize the synergies and enhance the corporate value of the Company and the entirety of the USHIO group.

(2)           Outline of the Wholly-owning Parent Company in the Share Exchange

(i)	Name:	USHIO INC.
(ii)	Location:	6-1, Otemachi 2-chome, Chiyoda-ku, Tokyo
(iii)	Principal Business:	Manufacturing and sales of light sources, equipment and industrial machinery products
(iv)	Capital:	19,556 million yen
(v)	Total Number of Issued Shares:	139,628,721 shares

(3)           Details of the Share Exchange

(i)           Schedule for the Share Exchange

Date of resolution of the meeting of the board of directors (both companies):	Friday, May 9, 2014

Date of execution of the Agreement (both companies):	Friday, May 9, 2014

Ordinary general meeting of shareholders (the Company):	Friday, June 27, 2014 (scheduled)

Last trading date (the Company):	Monday, July 28, 2014 (scheduled)

Date of delisting (the Company):	Tuesday, July 29, 2014 (scheduled)

Scheduled date (effective date) of the Share Exchange:	Friday, August 1, 2014 (scheduled)

(ii)           Details of Allotment of Shares in the Share Exchange

Company name	USHIO (Wholly-owning Parent Company in Share Exchange)	The Company (Wholly-owned Subsidiary in Share Exchange)
Details of allotment of shares in the Share Exchange	1	0.23
Number of shares to be delivered in the Share Exchange	Shares of common stock of USHIO: 834,003 shares (scheduled)

0.23 shares of common stock of USHIO will be allotted and delivered for each share of common stock of the Company; provided, however, no shares will be allotted for the shares of common stock of the Company held by USHIO (3,709,686 shares of common stock as of March 31, 2014) in the Share Exchange.

(iii)           Basis for Calculation of the Allotment Concerning the Share Exchange

In order to ensure the fairness and the appropriateness of the share exchange ratio in the Share Exchange, both companies, individually and separately, decided to request a third-party valuation institution independent of both companies to calculate the share exchange ratio.  The Company appointed Deloitte Touche Tohmatsu LLC as the third-party valuation institution and USHIO appointed Daiwa Securities Co. Ltd. as the third-party valuation institution.

Considering the calculation results of the share exchange ratio and the advice submitted by their respective third-party valuation institutions, the Company and USHIO continuously and carefully negotiated and consulted with each other while each company considered the financial condition, performance trend, share price trend and other factors of both companies.  At the Company, the reports of a third-party committee independent of both companies were also taken into account.  As a result, the Company and USHIO concluded that the share exchange ratio set out in (3) (ii) above is appropriate and will serve the interests of their respective shareholders and after being approved at their respective meetings of the board of directors held on May 9, 2014, the Company and USHIO entered into the Share Exchange Agreement on such date.

Articles of Incorporation of USHIO INC.

[Translation Omitted]

USHIO, INC. Financial Statements etc.
Business Report
（	From April 1, 2013 To March 31, 2014	）

1.  Matters Relating to the Corporate Group
(1) Business Developments and Results
In the global economy during the consolidated fiscal year under review, despite some weakness in China, the economy grew at a steady pace, and there were signs of recovery in the European economy.  Also, the United States economy faced issues concerning financial policy and fiscal problems, but the trend towards recovery continued.  In Japan, against a backdrop of measures proposed by the government, personal consumption and production rallied and demand strengthened in the lead-up to the consumption tax rate hike, resulting in moderate economic recovery.
Under this economic environment, the Group’s relevant markets were affected by the weaker yen and were generally steady.  In particular, in the imaging equipment market demand for replacement cinema projector xenon lamps was strong, because of, among other things, the widespread digitalization of cinema projectors.  In the LCD and semiconductor related markets, facility operating rates were generally high, and demand for replacement UV lamps was solid.  In addition, demand for photo-alignment devices used in high-resolution smart phones and tablet devices as well as demand for various semiconductors and optical equipment used with electronic devices increased.
Amid these circumstances, the Group actively invested in research and development of new technologies and new products for the future including development of new products (solid state light source business, etc.) in existing business segments and in the bio-medical segment, a new business.  The Group also focused its efforts on improving financial results throughout the Group including raising productivity, cutting manufacturing costs, reducing expenses, and shifting production to more appropriate localities.
As a result, financial results for the consolidated fiscal year under review were as follows: net sales were 157.8 billion yen, operating profit was 12.11 billion yen, ordinary income was 15.904 billion yen, and net profit was 10.77 billion yen,

Segment information is set forth below.

Light Source Business
The light source business was generally firm from the impact of the weak yen and other factors.  Sales were strong and continued to grow as a result of an increase in the number of digital cinema screens, particularly in developing countries, and robust demand for replacement cinema projector xenon lamps used in movie theaters.  Demand for replacement UV lamps for photolithography remained strong as demand for smart phones and tablet devices continued to grow and LCD and semiconductor related manufacturers maintained high facility operating rates.  Sales of halogen lamps were also strong as manufacturers of office equipment and other sets adjusted inventories.  The Group continued product development of various lamp types to extend product lives, increase brightness, and raise productivity, and research and development of solid-state light source (LED and LD) products was particularly active.
As a result of these developments, net sales were up 17.5% year-on-year to 64.192 billion yen and segment profit increased 51.5% from the previous year to 9.380 billion yen.

Equipment Business
In the equipment business, results in the imaging equipment field were good  from the effects of the weaker yen and other factors.  Particularly in developed countries, the penetration rates of digital cinema projectors is high, and the focus of sales has shifted to developing countries, but by bringing to the market small devices targeting developing countries, the number of devices sold was roughly on par with the previous year.  In the general imaging field, adoption of our products in a wide range of areas is advancing, and in particular, sales in the EMEA regions (Europe, Middle East, and Africa) increased, sales of control rooms of other imaging devices were strong, and orders were received for a diverse range of applications, leading to strong results.  In the optical equipment field, while demand for PCs continues to slump, capital investment in the semiconductor, electronic component, and LCD related markets is recovering, particularly among makers of smart phone and tablet related products, demand for which is strong.  Sales of optical equipment, particularly photo-alignment equipment, were robust.  In addition, because the Group will consolidate the EUV business in Japan and continue the business from Japan, development investment in the EUV business declined, but active investment was made in research and development of new technologies and products that will lead to enhancement of future business results.

As a result of these developments, net sales were up 6.2% year-on-year to 91.243 billion yen and segment profit increased 119.1% from the previous year to 2.537 billion yen.

Other Business
In other business, while sales of mold monitoring devices to smart phone and tablet manufacturers increased, the sales performance of molding machines failed to exceed the previous year, which saw an increase in sales, and other business slumped for the year.
As a result, net sales were down 7.6% year-on-year to 3.048 billion yen, and segment profit was 77 million yen, down 29.2% compared to the previous year.

(2) Capital Investment
As a result of expansion and enhancement of production equipment at the Group’s main domestic and overseas plants, capital investment during the consolidated fiscal year under review was 7.886 billion yen.

(3) Financing
The Group did not engage in any noteworthy financing activities during the consolidated fiscal year under review.

(4) Assets and Financial Results in the Three Most Recent Consolidated Fiscal Years

Category		48th term Ended March 2011	49th term Ended March 2012	50th term Ended March 2013	51st term (FY under review) Ended March 2014
Net sales	(mill. yen)	145,125	150,087	143,461	157,800
Net profit	(mill. yen)	9,577	8,748	7,155	10,770
Net profit per share	(yen)	71.72	66.26	54.57	82.19
Total assets	(mill. yen)	217,292	224,412	228,657	255,338
Net assets	(mill. yen)	157,867	162,048	176,784	191,246

(5) Issues to be Addressed
Looking broadly at the Group’s business environment, we expect the economy will continue to recover and grow at a moderate pace.  In the liquid crystal and semiconductor related markets and other electronic component related markets, we expect that demand for smart phones and tablet devices will remain strong, capital investment will expand, and facility utilization rates will remain at high levels.  Meanwhile, in the imaging equipment market, the number of annual new digital cinema screen installations is expected to increase in China and other developing countries, but in developed countries digitalization is already considerably advanced, and so the number of new annual installations is stagnant, and sales of digital cinema projectors are trending downwards.
To keep abreast of this business environment and these market changes, the Group will aim to expand business by proactively making strategic investments to develop new products, establish new applications, and create new businesses.
In addition, the Group will expand its product lineup in response to diversifying market needs, extensively cut manufacturing costs, raise quality and productivity, and expand and reinforce its domestic and overseas networks of manufacturing and sale sites, while endeavoring to expand sales of light sources, optical devices, and imaging equipment in global markets and enhance service systems.  In addition to conducting in-house development, the Group will aim for business flexibility, considering as options business alliances and investments in other companies.
The Group sees environmental problems as a major managerial issue under its corporate social responsibility, and is taking active measures to conserve energy and resources, reduce waste, increase recycling, and curtail its environmental impact.
Furthermore, to honor the trust placed in us by our stakeholders, the Group will endeavor to enhance its internal control systems by reinforcing corporate governance and compliance systems and to ensure stable continuation of business through business continuity planning and other risk management.

(6) Main Business Activities
The Group’s business is the manufacture and sale of light sources and electrical equipment and ancillary business.  Business is broadly categorized into the light source business, equipment business, and other business.

(7) Main Offices and Plants
(i) Main Company Sites
Company Name	Site	Location
USHIO INC.	Head Office	Chiyoda-ku, Tokyo
	Harima Division	Himeji City, Hyogo Prefecture
	Gotenba Division	Gotenba City, Shizuoka Prefecture
	Yokohama Division	Yokohama City, Kanagawa Prefecture
	Tokyo Sales Headquarters	Chiyoda-ku, Tokyo
	Osaka Branch	Osaka City, Osaka Prefecture

(ii) Main Subsidiary Sites
Company Name	Site	Location
USHIO LIGHTING,INC.	Tokyo Head Office	Chuo-ku, Tokyo
	Fukusaki Office	Kanzaki-gun, Hyogo Prefecture
ADTEC Engineering Co., Ltd.	Head Office	Minato-ku, Tokyo
	Nagaoka Plant	Nagaoka City, Niigata Prefecture
USHIO AMERICA, INC.	Head Office	California, U.S.A.
CHRISTIE DIGITAL SYSTEMS USA,INC.	Head Office	California, U.S.A.
CHRISTIE DIGITAL SYSTEMS CANADA INC.	Head Office	Ontario, Canada
USHIO HONG KONG LTD.	Head Office	Kowloon, Hong Kong
USHIO TAIWAN, INC.	Head Office	Taipei, Taiwan
USHIO KOREA, INC.	Head Office	Seoul, Korea

(8) Employees
(i) Status of Employees in the Group
Business Segment	Number of Employees	Change from End of Previous Fiscal Year
Light source business	2,917	Increase of 52
Equipment business	2,407	Decrease of 207
Other business	68	Increase of 19
Group-wide (common to all segments)	78	Decrease of 10
Total	5,470	Decrease of 146
  Notes
1.	The number of employees is the number of personnel (excluding personnel seconded from the Group to outside the Group and including personnel seconded to the Group from outside the Group).
2.	The number of group-wide employees (common to all segments) is the number of personnel in management divisions that cannot be categorized into a specific segment.

(ii) Status of Company Employees
No. of Employees	Change from End of Previous Fiscal Year	Average Age	Average Term of Service
1,793	－	39.3 years	15.6 years

Note:	The number of employees is the number of personnel (excluding personnel seconded from the Company to outside the Company and including personnel seconded to the Company from outside the Company).

(9) Principal Subsidiaries
Company Name	Capital		Company Equity Interest	Main Business Activities
USHIO LIGHTING,INC.	1,017	million yen	100.0%	Manufacture & sale of electrical equipment
ADTEC Engineering Co., Ltd.	1,661	million yen	65.6%	Manufacture & sale of electrical equipment
			(15.0%)
USHIO AMERICA, INC.	68,109	thousand US$	100.0%	Manufacture & sale of electrical equipment
			(100.0%)
CHRISTIE DIGITAL SYSTEMS USA,INC.	10,010	thousand US$	100.0%	Manufacture & sale of electrical equipment
			(100.0%)
CHRISTIE DIGITAL SYSTEMS CANADA INC.	45,641	thousand CA$	100.0%	Manufacture & sale of electrical equipment
			(100.0%)
USHIO HONG KONG LTD.	58,700	thousand HK$	100.0%	Sale of electrical equipment
			(100.0%)
USHIO TAIWAN, INC.	237,800	thousand NT$	100.0%	Sale of electrical equipment
			(100.0%)
USHIO KOREA, INC.	500,000	thousand won	70.0%	Sale of electrical equipment

Note:	The figures in parentheses in the “Company Equity Interest” column indicate the percentage of the equity interest owned by subsidiaries of the Company.

(10) Main Lenders
Lender	Loan Amount
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3,973 million yen
Resona Bank, Ltd.	3,715 million yen

2.    Matters Relating to Company Shares
(1) Total number of shares authorized to be issued	300,000,000 shares
(2) Total number of shares issued	139,628,721 shares (including 9,307,753 treasury shares)
(3) Number of shareholders	13,444

(4) Major Shareholders (top 10)
Shareholder	No. of Shares Owned	Percentage of Shares Owned
The Master Trust Bank of Japan, Ltd. (Trust Account)	8,304,100	6.37%
Japan Trustee Services Bank, Ltd. (Trust Account)	5,657,400	4.34
OM 04 SSB Client Omnibus	5,512,463	4.22
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	4,248,022	3.25
JP Morgan Chase Bank 385174	4,070,500	3.12
Mizuho Securities Co., Ltd.	3,754,100	2.88
Resona Bank, Ltd.	3,616,109	2.77
Northern Trust Co. (AVFC) RE 15PCT Treaty Account	3,528,100	2.70
Asahi Life Insurance Company	3,305,500	2.53
Jiro Ushio	3,201,415	2.45

Note:	Percentages of shares owned are calculated excluding treasury shares (9,307,753 shares).

3.  Matters Relating to Company Officers
(1) Names of Directors and Corporate Auditors
Position	Name	Area of Responsibility and Main Concurrent Positions
Chairman and Group Representative	Jiro Ushio	Chairman, The Ushio Foundation Chairman, Japan Productivity Center Chairman, National Institute for Research Advancement
President & CEO	Shiro Sugata
Director	Tadashi Taki	General Manager, Administration Division In charge of Corporate Social Responsibility Division
Director	Kenji Hamashima	President & CEO, Ushio America, Inc. President & CEO, Christie Digital Systems, Inc. Chairman & CEO, Christie Digital Systems USA, Inc. Chairman & CEO, Christie Digital Systems Canada Inc.
Director	Keizo Tokuhiro
General Manager, Business Division I In charge of Production Division I,
Production Division II, New Business Development Office,
Customer Service Center and Osaka Office Chairman, ADTEC Engineering CO., Ltd.

Director	Shiro Ushio	Chairman and Chief Executive Officer, Ushio Lighting, Inc.
Director	Ryutaro Tada	In charge of Quality Assurance Center
Director	Hiroaki Banno	General Manager, Asian Marketing Office General Manager, Business Division II
Director*	Yoneta Tanaka	General Manager, Technology & Engineering Division
Director*	Atsuyuki Kobayashi	General Manager, Corporate Management Division
Director	Tadashi Nakamae	Chairman, Nakamae International Economic Research
Full-time Corporate Auditor	Shinichiro Kanzaki
Full-time Corporate Auditor*	Seiji Oshima
Corporate Auditor	Shuichi Hattori	Attorney Pokka Sapporo Food & Beverage Outside Corporate Auditor Look Inc. Outside Corporate Auditor
Corporate Auditor	Yasusuke Miyazaki
Corporate Auditor	Kazuo Shiohata	K.K. KSK Outside Corporate Auditor

Notes
1.	Asterisks denote directors or corporate auditors who were newly elected at the 50th regular general shareholders meeting held on June 27, 2013.
2.	Directors Seiji Oshima and Manabu Goto resigned as of the close of the 50th regular general shareholders meeting held on June 27, 2013.
3.	Corporate Auditor Susumu Nakaichi resigned as of the close of the 50th regular general shareholders meeting held on June 27, 2013.
4.	Corporate Auditor Shigeki Nakayama resigned as of the close of the 50th regular general shareholders meeting held on June 27, 2013.
5.	Director Kenji Hamashima was appointed representative director as of April 1, 2014.
6.	Corporate Auditor Shinichiro Kanzaki has many years of experience in the Company’s accounting and finance divisions and has considerable knowledge concerning finance and accounting.
7.	Corporate Auditor Seiji Oshima has many years of experience as a finance manager at the Company and has considerable knowledge concerning finance and accounting.
8.	Corporate Auditor Yasusuke Miyazaki has many years of experience in the accounting and finance divisions of an insurance company and has considerable knowledge concerning finance and accounting.
9.
Corporate Auditor Kazuo Shiohata has many years of experience in financial institutions and experience as a finance manager in business companies, and has considerable knowledge concerning finance and accounting.

10.
Director Tadashi Nakamae is an outside director, and Corporate Auditors Shuichi Hattori, Yasusuke Miyazaki, and Kazuo Shiohata are outside corporate auditors, and they are independent officers required by the Tokyo Stock Exchange for the protection of general shareholders.

11.	Corporate Auditor Yasusuke Miyazaki resigned as a corporate auditor of Tokyo Keiki Inc. as of the end of that company’s regular general shareholders meeting held on June 27, 2013.

(2) Remuneration Paid to Directors and Corporate Auditors
Category	Number of persons remunerated	Total amount of remuneration (million yen)
Directors (of which, outside directors)	13 (1)	282 (6)
Corporate auditors (of which, outside corporate auditors)	7 (3)	45 (15)
Total (of which, outside officers)	20 (4)	327 (21)

(3) Matters concerning Outside Officers
(i) Significant concurrent positions and relationship with the Company
Category	Name	Significant concurrent positions
Director	Tadashi Nakamae	Chairman, Nakamae International Economic Research
Corporate Auditor	Shuichi Hattori	Attorney Pokka Sapporo Food & Beverage Outside Corporate Auditor Look Inc. Outside Corporate Auditor
Corporate Auditor	Yasusuke Miyazaki
Corporate Auditor	Kazuo Shiohata	K.K. KSK Outside Corporate Auditor
Note: No significant relationships exist between the Company and the organizations at which outside directors and corporate auditors hold significant concurrent positions.

(ii) Main activities during the current fiscal year
Category	Name	Main Activities
Director	Tadashi Nakamae	Attended five of the seven Board of Directors meetings held during the fiscal year and made statements from an outside perspective as necessary.
Corporate Auditor	Shuichi Hattori
Attended all seven Board of Directors meetings held and all five Board of Corporate Auditors meetings held during the fiscal year and made statements from a professional perspective as an attorney as necessary.

Corporate Auditor	Yasusuke Miyazaki	Attended all seven Board of Directors meetings held and all five Board of Corporate Auditors meetings held during the fiscal year and made statements from an outside perspective as necessary.
Corporate Auditor	Kazuo Shiohata	Attended six of the seven Board of Directors meetings held and all five Board of Corporate Auditors meetings held during the fiscal year and made statements from an outside perspective as necessary.

(iii) Summary of liability limitation agreements
The Company has entered into agreements with the outside director and outside corporate auditors limiting liability for damages specified in Article 423, Paragraph 1 of the Companies Act pursuant to Article 427, Paragraph 1 of that act.  The maximum amount of liability under the agreements is the amount specified by laws and regulations.

4.  Matters concerning Independent Auditor
(1) Name of independent auditor	Ernst & Young ShinNihon LLC

(2) Amount of remuneration to independent auditor

Amount Paid
(1) Amount of remuneration to independent auditor during the fiscal year under review	64 million yen
(2) Total monetary and other economic benefits payable by the Company and its subsidiaries to the independent auditor	113 million yen

Notes
1.
Under the audit agreement between the Company and its independent auditor, remuneration for audits pursuant to the Companies Act and remuneration for audits pursuant to the Financial Instruments and Exchange Act are not strictly separated, and cannot be separated in substance.  Consequently, the amount indicated in (1) above is the total of remuneration.

2.
Of the Company’s main subsidiaries, USHIO HONG KONG LTD., USHIO TAIWAN,INC., and USHIO KOREA,INC. are audited by certified public accountants or audit corporations other than the independent auditor used by the Company.

(3)	Policy on decisions regarding termination or nonrenewal of appointment of independent auditor
In the event that the independent auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors will terminate the independent auditor’s engagement with the Company, with the unanimous approval of the corporate auditors.
In addition, if it is determined that performance of proper audits by the independent auditor would be difficult, a general shareholders meeting shall be held for the purpose of termination or nonrenewal of appointment of the independent auditor with the consent of the Board of Corporate Auditors or pursuant to a request from the Board of Corporate Auditors.

5.  Systems to Ensure the Appropriateness of Business
The details of resolutions adopted by the Board of Directors concerning systems to ensure that the execution of duties by directors complies with laws and regulations and the Articles of Incorporation and systems to ensure the appropriateness of corporate operations are as set forth below.

  (1) Systems to ensure that the execution of duties by directors and employees comply with laws and regulations and the Articles of Incorporation
The Company has adopted a code of conduct to ensure that the conduct of all employees complies with laws and regulations, the Articles of Incorporation, and the Company’s corporate principles.  In addition, the Compliance Division was established to ensure compliance, and the Internal Audit Division works with the Compliance Division, monitors conditions, and reports to the Board of Directors and Board of Corporate Auditors as necessary.

  (2) Systems concerning the retention and management of information relating to the execution of duties by directors
Information concerning the execution of duties by directors is recorded, retained, and managed on paper or electronic media in accordance with internal rules.  In addition, directors and corporate auditors may examine such documents at any time.

  (3) Rules and other systems concerning management of risks that may result in losses
With regard to risks relating to compliance, the environment, quality, finances, legal affairs, disasters, information, export controls, and the like, each responsible division adopts rules and guidelines, conducts training, prepares and distributes manuals, and takes other such measures, and a director or corporate auditor responsible for new risks is promptly appointed.  Also, in cases where a risk occurs and major losses are anticipated, the responsible director or executive officer promptly reports to the Board of Directors.

  (4) Systems to ensure efficient execution of duties by directors
The delegation of authority and systems concerning responsibility are made clear by way of an executive officer system, and responsible directors and executive officers specify specific targets to be achieved by each business division and methods of increasing efficiency including the delegation of authority.
By using information technology and making improvements such as eliminating or reducing factors that impede higher efficiency, systems are created for increasing the precision of target achievement and increasing operational efficiency company-wide.

  (5) Systems to ensure the appropriateness of business operations of the corporate group comprising the Company and its subsidiaries
The Group has adopted shared corporate principles and fosters an awareness of compliance group-wide.  Information is shared through group management conferences and individual periodic conferences with subsidiaries and affiliates, monthly reports, and other means.  To enhance market competitiveness, Group Company targets are set as annual budgets, performance management is conducted based on those targets, and the Company’s Internal Audit Division conducts group audits.

  (6) Matters relating to employees appointed to assist Corporate Auditors in the performance of their duties when requested
When the corporate auditors request the appointment of employees to assist in the performance of their duties, the Board of Directors adopts a resolution to determine the method of appointment, the number of employees, their status, and so on.

  (7) Matters relating to the independence from directors of employees assisting corporate auditors
In the case where the Board of Directors adopts a resolution appointing employees to assist the corporate auditors in the performance of their duties, the Board of Directors will respect the opinions of the Board of Corporate Auditors in making decisions concerning directors’ instructions to the employees for assisting the corporate auditors, compensation of the employees, personnel changes, and so on.

  (8) Systems for directors and employees to report to corporate auditors and other matters concerning reports to corporate auditors
Directors and employees report to the Board of Corporate Auditors on matters specified by law, as well as matters that are likely to have a substantial impact on the Group as a whole, as the monthly managerial status, material matters and progress in internal audits.

  (9) Other systems to ensure the effective performance of audits by corporate auditors
Periodic exchanges of opinions are conducted between the Board of Corporate Auditors and independent auditors.  In addition, divisions responsible for accounting play a central role in assisting the effective performance of audits by the corporate auditors.

Note:  Amounts reported in this Business Report are rounded down to the nearest whole unit specified.

Consolidated Balance Sheet
As of March 31, 2014

Millions of Yen
Category	Amount	Category	Amount
Assets		Liabilities
Current Assets	153,004	Current Liabilities	39,957
Cash and bank deposits	46,146	Notes and accounts payable	16,757
Notes and accounts receivable	39,853	Short-term debt	1,669
Marketable securities	12,724	Current portion of long-term debt	3,255
Merchandise and finished goods	24,321	Income taxes payable	3,381
Work in process	5,836	Deferred tax liabilities	83
Raw materials and supplies	11,691	Allowance for employee bonuses	2,641
Deferred tax assets	5,678	Warranty reserve	1,695
Other	7,449	Allowance for losses on orders	0
Allowance for doubtful accounts	(697)	Other	10,472
Fixed Assets	102,334	Long-term liabilities	24,134
Tangible fixed assets	39,126	Long-term debt	3,334
Buildings and structures	18,097	Deferred tax liabilities	2,347
Machinery, equipment, and other	3,791	Retirement benefits	10,687
Land	9,266	Allowance for officer severance payments	538
Construction in progress	1,421	Asset retirement obligations	216
Other	6,549	Other	7,010
Intangible fixed assets	4,159	Total Liabilities	64,091
Investments and other assets	59,048	Net assets
Investment securities	54,833	Shareholders’ equity	169,482
Long-term loans	21	Capital stock	19,556
Deferred tax assets	1,177	Capital surplus	28,371
Other	3,080	Retained earnings	134,798
Allowance for doubtful accounts	(114)	Treasury shares	(13,244)
Total assets	255,338	Accumulated other comprehensive profit	18,302
		Unrealized gains on available-for-sale securities	21,407
		Deferred losses on hedges	(7)
		Translation adjustments	1,590
		Cumulative adjustments relating to retirement benefits	(4,687)
		Minority interests	3,461
		Total net assets	191,246
		Total liabilities and net assets	255,338

Consolidated Statement of Income
（	From April 1, 2013 To March 31, 2014	）

Millions of Yen
Category	Amount
Net sales	157,800
Cost of sales	101,809
Gross profit	55,991
Selling, general and administrative expenses	43,881
Operating income	12,110
Non-operating income	4,377
Interest received	605
Dividends received	969
Gains on trading securities	271
Translation gains	1,678
Gains on sales of investment securities	166
Other	686
Non-operating expenses	583
Interest expenses	214
Investment losses from equity method	36
Losses on investments in partnership	31
Fees paid	69
Other	231
Ordinary income	15,904
Extraordinary income	1,936
Gains on the sale of fixed assets	15
Gains on the sale of investment securities	1,921
Extraordinary losses	2,325
Losses on the disposal of fixed assets	81
Losses on the sale of fixed assets	4
Impairment losses	419
Losses on the valuation of investment securities	1,162
Business reorganization losses	168
Losses on the sale of subsidiaries’ and affiliates’ shares	4
Losses on step acquisitions	5
Membership valuation losses	28
Losses on the sale of memberships	3
Special severance pay	447
Income before income taxes and adjustments	15,515
Income, resident’s, and enterprise taxes	5,379
Income taxes and other adjustments	(714)
Income before minority interests	10,850
Minority interests	79
Net income	10,770

Consolidated Statement of Changes in Net Assets
（	From April 1, 2013 To March 31, 2014	）

Millions of yen

	Shareholders’ Equity
	Capital stock	Capital surplus	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance as of April 1, 2013	19,556	28,371	126,912	(12,231)	162,609
Change during consolidated fiscal year
Dividends from surplus			(2,884)		(2,884)
Net profit			10,770		10,770
Purchase of own shares				(1,012)	(1,012)
Change during the consolidated fiscal year other than shareholders’ equity (net)
Total change during the consolidated fiscal year	－	－	7,886	(1,012)	6,873
Balance as of March 31, 2014	19,556	28,371	134,798	(13,244)	169,482

	Accumulated Other Comprehensive Income					Minority interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains/losses on hedges	Foreign currency translation adjustments	Accumulated adjustments for retirement benefits	Total accumulated other comprehensive profit
Balance as of April 1, 2013	14,666	(23)	(3,623)	－	11,019	3,155	176,784
Change during consolidated fiscal year
Dividends from surplus							(2,884)
Net profit							10,770
Purchase of own shares							(1,012)
Change during the consolidated fiscal year other than shareholders’ equity (net)	6,740	16	5,213	(4,687)	7,283	305	7,589
Total change during the consolidated fiscal year	6,740	16	5,213	(4,687)	7,283	305	14,462
Balance as of March 31, 2014	21,407	(7)	1,590	(4,687)	18,302	3,461	191,246

Notes to Consolidated Financial Statements
1.  Notes relating to material matters serving as the basis for preparation of consolidated financial statements
(1) Scope of consolidation
Number of consolidated subsidiaries: 54
USHIO LIGHTING,INC., UIS Inc., XEBEX Inc.,
NIHON DENSHI GIJUTSU, CO., ADTEC Engineering Co., Ltd.,
USHIO AMERICA HOLDINGS, INC., USHIO AMERICA,INC.,
CHRISTIE DIGITAL SYSTEMS USA,INC.,
CHRISTIE DIGITAL SYSTEMS CANADA INC.,
CHRISTIE DIGITAL SYSTEMS,INC., USHIO EUROPE B.V.,
BLV Licht- und Vakuumtechnik GmbH, USHIO INTERNATIONAL B.V.,
USHIO HONG KONG LTD., USHIO (SUZHOU) CO.,LTD.,
USHIO TAIWAN,INC., USHIO ASIA PACIFIC PTE LTD.,
USHIO PHILIPPINES,INC., USHIO KOREA,INC.
In addition to the above, there are 35 other consolidated subsidiaries.
(2) Application of the equity method
Number of affiliates accounted for by the equity method: 2
Universal Cinema Services Co.,Ltd., Zylight LLC
(3) Changes in the scope of consolidation and application of the equity method
Changes to consolidated subsidiaries and affiliates subject to the equity method that occurred during the consolidated fiscal year under review are as follows:
Companies that became consolidated subsidiaries as a result of establishment: 4
Scrabble Ventures LLC
CHRISTIE DIGITAL SYSTEMS MEXICO, S. DE R.L. DE C.V.
Scrabble Ventures, S. de R.L. de C.V.
United Designers of Architectural Lighting, Inc.
Companies that became consolidated subsidiaries as a result of acquisition of shares: 2
Protosera Inc. and one other
Companies that became subject to the equity method as a result of acquisition of shares: 1
Zylight LLC
Companies excluded from application of the equity method as a result of transfer of all of the Company’s holdings of shares: 1
USHIOSPAX INC. (currently, ModuleX Inc.)

(4) Fiscal Years of Consolidated Subsidiaries
Among consolidated subsidiaries, USHIO (SUZHOU) CO.,LTD., USHIO SHANGHAI,INC.,
USHIO (GUANGZHOU) CO.,LTD, USHIO (SHAOGUAN) CO.,LTD.,
CHRISTIE DIGITAL SYSTEMS (SHANGHAI) LTD., USHIO SHENZHEN,INC.,
CHRISTIE DIGITAL SYSTEMS (SHENZHEN) CO.,LTD.,
United Designers of Architectural Lighting, Inc. closes its accounts on December 31.
When preparing its consolidated financial statements, the Company uses financial statements based on provisional settlement conducted as of the consolidated closing date.
XTREME technologies GmbH closes its accounts on September 30.
When preparing its consolidated financial statements, the Company uses XTREME technologies GmbH’s financial statements based on provisional settlement conducted as of December 31.  The Company, however, makes adjustments necessary for consolidation with regard to material transactions occurring during the period from January 1 to the consolidated closing date (March 31).
(5) Accounting Standards
(i) Valuation standards and methods for material assets
(a)	Marketable securities
・	Trading securities
Fair value method (sale costs are calculated using the moving average method)
・	Held-to-maturity securities
Amortization cost method (straight-line method)
・	Other marketable securities
With fair values
Fair value method based on the market price (with regard to shares, the average of market prices for the one month prior to the consolidated closing date) as of the closing date (all unrealized gains and losses are directly report in net assets, and sale costs are calculated using the moving-average method)
Without fair values
Stated at cost using the moving-average method
・	Investments in limited liability investment partnerships and other similar partnerships (deemed marketable securities under Article 2, Paragraph 2 of the Financial Instruments and Exchange Act)
Included as amount equivalent to equity interests based on the most recent available financial statements as of the financial reporting date specified in the partnership agreement
(b)	Derivatives
Fair value method
(c)	Money trusts held for investment purposes
Fair value method

(d)	Inventory assets
・	Merchandise, finished goods, and work in process
The Company and domestic consolidated subsidiaries use primarily the gross average cost method (book value on balance sheet has been written down, reflecting decrease in profitability), and overseas consolidated subsidiaries use primarily the lower of cost or market method based on the first-in, first-out method.
・	Raw materials
The Company and domestic consolidated subsidiaries use primarily the gross average cost method (book value on balance sheet has been written down, reflecting decrease in profitability), and overseas consolidated subsidiaries use primarily the lower of cost or market method based on the first-in, first-out method.
(ii) Depreciation methods for main depreciable assets
(a)	Tangible fixed assets (excluding leased assets)
・	The Company and domestic consolidated subsidiaries
Mainly the straight-line method.  The useful lives of principal assets are as follows:
Buildings and structures	7 - 60 years
Machinery, equipment, and other	3 – 12 years
Other	2 – 15 years
・	Overseas consolidated subsidiaries
Mainly the straight-line method.  The useful lives of principal assets are as follows:
Buildings and structures	10 – 39 years
Machinery, equipment, and other	5 – 10 years
Other	2 – 10 years
(b)	Intangible fixed assets (excluding leased assets)
The straight-line method is used.  Software for internal use is depreciated using the straight-line method based on the expected useful life (five years) at the Company.
(c)	Leased assets
・	Leased assets related to finance lease transactions with transfer of ownership
The Company uses the same depreciation method applied to fixed assets that it owns.
・	Leased assets related to finance lease transactions without transfer of ownership
The Company uses the straight-line method with the lease term as the useful life and assuming no residual value.
(iii) Reporting standards for significant reserves
(a)	Allowance for doubtful accounts
・	The Company and domestic consolidated subsidiaries
To provide for losses from the nonpayment of claims, for general claims, the historical default rate is used to calculate the amount to be recorded, and for specific claims for which there is concern of nonpayment, the collectability of individual claims is considered and an anticipated unrecoverable amount is recorded.

・	Overseas consolidated subsidiaries
To provide for losses from the nonpayment of claims, the collectability of individual claims is considered and an anticipated unrecoverable amount is recorded.
(b)	Provision for employee bonuses
To provide for payment of bonuses to employees, expected payment amounts are recorded.
(c)	Allowance for officer retirement payments
Some consolidated subsidiaries provide for retirement payments to officers by recording 100% of the amount requiring payment as of the end of the consolidated fiscal year based on internal rules.
(d)	Product warranty reserve
To provide for expenses for after-sale service and for future expenditures for gratis repair expenses relating to products delivered by the Company and consolidated subsidiaries, amounts expected to arise in the future are recorded as reserves.
(e)	Allowance for losses on orders
To provide for future losses on contracted orders, projected loss amounts in the following and subsequent consolidated fiscal years are recorded for future losses projected as of the end of the consolidated fiscal year under review, for which reasonable estimates are possible.

(iv)	Other important matters serving as the basis for preparation of consolidated financial statements
(a)	Hedge transaction accounting
・	Hedge accounting method
Deferral hedge accounting is used.
・	Hedging means and hedge targets
 Hedging means: Forward contracts
 Hedge targets: Foreign-currency denominated securities
・	Hedge policies
The Group hedges against the risks of fluctuations in exchange rates in accordance with the following internal rules: Rules on Management of Market Risks and Derivative Transaction Rules.
・	Method for evaluating the effectiveness of hedges
Change in the fair value of hedged items or cumulative changes in cash flows of hedged items are compared with the change in the fair value of hedging instruments or cumulative changes in cash flows of hedging instruments during the period from commencement of hedging to the time of evaluation of effectiveness, and evaluation is carried out on the basis of both changed amounts.
(b)	Amortization of goodwill and negative goodwill
Goodwill and negative goodwill arising on or before March 31, 2010 are amortized using the straight-line method over the period for which the goodwill or negative goodwill is determined to be effective.
Negative goodwill arising on or after April 1, 2010 is accounted for as profit in the consolidated fiscal year in which the negative goodwill arose.
(c)	Accounting standards for liabilities relating to retirement benefits
To provide for employee retirement benefits, an amount equivalent to retirement benefit obligations minus pension assets on the basis of projected amounts as of the end of the fiscal year under review was recorded as retirement benefits obligations.  Prior service cost is treated as an expense using the straight-line method for a fixed number of years (15 years) within the average remaining employment period of employees at the time of occurrence.
Actuarial differences are also treated as expenses in the fiscal year following their occurrence by recording a proportionate amount determined using the straight-line method based on a fixed number of years (15 years) within the average remaining years of service of the employees when the costs were incurred in the respective consolidated fiscal years.
Unrecognized actuarial differences and unrecognized prior service costs are recorded as accumulated adjustments relating to retirement benefits under other accumulated comprehensive profit in the net asset section in accordance with tax effect accounting.
(d)	Accounting for consumption taxes
Amounts stated are exclusive of consumption taxes.

2.	Notes concerning Changes in Accounting Policies
Change to depreciation method for tangible fixed assets
Previously, the Company and its domestic consolidated subsidiaries primarily used the declining balance method for depreciation of tangible fixed assets (however, the straight-line method was used for buildings acquired on or after April 1, 1998 (excluding fixtures)), but a change to the straight-line method was made as of the consolidated fiscal year under review.
The Group reviews its medium-term vision every fiscal year, and in March 2013 under a new management strategy for responding to the business environments of the liquid crystal and semiconductor related markets and digital cinema projector markets in which the Group does business, formulated a medium-term vision (covering the fiscal years ending March 2014 to March 2016).  One aspect of this medium-term vision plans for the normalization and stabilization of production volumes in Japan by rebuilding the Group’s production structures and shifting production overseas. As a result, tangible fixed assets are expected to be in stable operation over the long term, and so the decision to switch the depreciation method to the straight-line method was made.
As a result of this change, operating income, ordinary income, and income before income taxes and adjustments each increased by 744 million yen in the consolidated fiscal year under review.

Adoption of accounting standards relating to retirement benefits
The Company will apply the Accounting Standard for Retirement Benefits (Accounting Standards Board of Japan Statement No. 26, May 17, 2012; the “Retirement Benefits Accounting Standard”) and the Guidance on Accounting Standard for Retirement Benefits (Accounting Standards Board of Japan Guidance No. 25, May 17, 2012; the “Retirement Benefits Accounting Standard Guidance”) as of the end of the consolidated fiscal year under review (excluding the body of Paragraph 35 of the Retirement Benefits Accounting Standard and the body of Paragraph 67 of the Retirement Benefits Accounting Standard Guidance) and will change the method of reporting obligations relating to retirement benefits to the amount equal to retirement benefit obligations minus pension assets, and will report unrecognized actuarial differences and unrecognized prior service costs as obligations relating to retirement benefits.
With regard to application of the Retirement Benefits Accounting Standard, in accordance with the temporary treatment specified in Paragraph 37 of the Retirement Benefits Accounting Standard, effects in conjunction with this change and accumulated adjustments relating to retirement benefits included in other accumulated comprehensive profit were adjusted at the end of the consolidated fiscal year under review.
As a result of these changes, liabilities relating to retirement benefits of 10,687 million yen were reported and other accumulated comprehensive profit was reduced by 4,687 million yen.
Net assets per share decreased by 35.97 yen.

3.  Notes to Consolidated Balance Sheet
(1) Assets provided as collateral and collateralized obligations
(i) Assets provided as collateral
Cash and bank deposits	186 million yen
Machinery, equipment, and other	1 million yen
Total	187 million yen
(ii) Collateralized obligations
Short-term loans	400 million yen
Long-term loans due within one year	80 million yen
Long-term loans	89 million yen
Total	570 million yen

(2) Accumulated depreciation of tangible fixed assets58,057 million yen

4.  Notes to Consolidated Statement of Changes in Net Assets
(1) Total number of outstanding shares
Type of share	Number of shares at beginning of consolidated fiscal year under review	Number of shares added during consolidated fiscal year under review	Number of shares reduced during consolidated fiscal year under review	Number of shares at end of consolidated fiscal year under review
Common shares	139,628,000	--	--	139,628,000

(2) Number of treasury shares
Type of share	Number of shares at beginning of consolidated fiscal year under review	Number of shares added during consolidated fiscal year under review	Number of shares reduced during consolidated fiscal year under review	Number of shares at end of consolidated fiscal year under review
Common shares	8,501,000	806,000	--	9,307,000

Note:	The 806,000 additional treasury shares are the result of a market buyback of 801,000 shares and the additional purchase of 5,000 less-than-one-unit shares.

(3) Distribution of surplus
(i) Amount of dividends paid
Dividends pursuant to the resolution of the 50th regular general shareholders meeting held on June 27, 2013
・ Total dividend	2,884 million yen
・ Dividend per share	22 yen
・ Record date	March 31, 2013
・ Effective date	June 28, 2013

(ii) Dividends having a record date in the consolidated fiscal year under review and an effective date in the following year
A resolution as set forth below is proposed as an agenda at the 51st regular general shareholders meeting held on June 26, 2014.
・ Total dividend	3,388 million yen
・ Dividend per share	26 yen
・ Record date	March 31, 2014
・ Effective date	June 27, 2014

5.  Notes on Financial Instruments
(1) Status of financial instruments
(i) Policies on the use of financial instruments
The Group invests floating money and funds reserved for future business expansion primarily in safe financial assets based on its cash management plan.  With regard to capital procurement, the Group adopts procurement methods taking into consideration the use of the funds and the procurement environment.  Derivative transactions are used to hedge against cash flow fluctuation risks resulting from changes in exchange rates, and the Group does not engage in speculative transactions.
(ii) Details of financial instruments and their risks
Operating receivables such as notes and accounts receivables are exposed to customer credit risks.  In addition, receivables denominated in foreign currencies are exposed to foreign currency exchange fluctuation risks, but forward foreign exchange contracts are used as appropriate to hedge against those risks.
Marketable securities and investment securities consist primarily of shares related to business alliances with business partners, and shares and corporate bonds held as investments of floating money and reserved funds.
The Group also holds specified money trusts to invest standby funds.  These investments are exposed to price fluctuation risks, and some marketable securities, investment securities, and specified money trusts denominated in foreign currencies are exposed to foreign currency exchange fluctuation risks, but forward foreign exchange contracts are used to hedge against those risks.
Operating payables such as trade notes and accounts payable are mostly due within one year.  Some operating payables are denominated in foreign currencies and are exposed to foreign currency exchange fluctuation risks, but forward foreign exchange contracts are used to hedge against those risks.
Loans are obtained primarily as working capital, and most are due within three years after the end of the consolidated fiscal year under review.
Derivative transactions consist of forward foreign exchange contracts used to hedge against the risk of foreign currency exchange fluctuations in connection with foreign currency denominated operating receivables and payables and foreign currency denominated marketable securities.

(iii) Risk management systems relating to financial instruments
(a) Management of credit risks (risks associated with customer default)
With regard to operating receivables, the Company conducts regular and continuous monitoring of trading partners and assesses their creditworthiness in accordance with its Rules on Credit Management, manages due dates and balances for each trading partner, and reviews credit limits of trading partners as appropriate to identify and reduce doubtful receivables resulting from a deterioration of the financial standing of trading partners at the earliest possible stage.  Consolidated subsidiaries also perform the same type of monitoring in accordance with the Company’s Rules on Credit Management.  Only bonds with high ratings are used as investment targets, and as a result, the credit risks are minimal.

When engaging in derivative transactions, the Company enters into transactions only with financial institutions with high credit ratings to mitigate counterparty risks.
The greatest credit risk amounts as of the end of the consolidated fiscal year under review are indicated by the amounts of financial assets exposed to credit risks reported on the balance sheets.

(b) Management of market risks (foreign currency exchange and interest rate fluctuation risks)
Pursuant to its Market Risk Management Rules, the Company uses forward foreign exchange contracts to hedge against foreign exchange fluctuation risks identified by currency on a monthly basis for receivables and payables denominated in foreign currencies and marketable securities denominated in foreign currencies.  Some consolidated subsidiaries engage in similar management in accordance with the Company’s Market Risk Management Rules.
With regard to marketable and investment securities, the Company periodically recognizes fair values and the financial standing of issuers in accordance with its Market Risk Management Rules and reports to the responsible officers.  The Company also continuously reviews the status of its holdings of shares of trading partners, taking into account its relationships with those companies.
Derivative transactions are conducted in accordance with the Derivative Transaction Rules, which specify transaction authority and limits, and regular reports are made to the responsible officers and the Board of Directors.  Consolidated subsidiaries also manage derivative transactions in accordance with the Company’s Derivative Transaction Rules.
(c) Management of liquidity risks in financing activities (the risk that payments cannot be made when due)
Within the Company and its consolidated subsidiaries, divisions responsible for finance appropriately prepare and update capital plans on the basis of reports from individual divisions, and manage liquidity risks by maintaining a certain degree of liquidity on hand.

(2) Fair values of financial instruments
The amounts reported on the consolidated balance sheet and fair values of financial instruments and the differences as of March 31, 2014 (the end of the consolidated fiscal year under review) were as set forth below.
Millions of yen
	Amount reported on the consolidated balance sheet1	Fair value1	Difference
(1) Cash and bank deposits	46,146	46,146	－
(2) Notes and accounts receivable	39,853
Allowance for doubtful accounts2	(691)
	39,162	39,162	－
(3) Marketable securities and investment securities
Trading securities	2,111	2,111	－
Available-for-sale securities	63,860	63,860	－
(4) Specified money trusts	2,248	2,248	－
(5) Notes and accounts payable	(16,757)	(16,757)	－
(6) Short-term debt	(1,669)	(1,669)	－
(7) Long-term debt due within one year	(3,255)	(3,277)	(21)
(8) Long-term debt	(3,334)	(3,345)	(10)
(9) Derivative transactions3
For which hedge accounting is not applied	(26)	(26)	－
For which hedge accounting is applied	(10)	(10)	－
1 Figures reported as liabilities are shown in parentheses.
2 General allowances for doubtful accounts and individual allowances for doubtful accounts corresponding to notes and accounts receivable are deducted.
3 Positive receivables and payables arising from derivative transaction are presented net, and items that in total are positive liabilities are shown in parentheses.

Notes
1.  Methods of calculating the fair value of financial instruments and matters concerning marketable securities and derivative transactions
(1) Cash and bank deposits and (2) Notes and accounts receivable

These assets are settled in the short term and the fair value is substantially equal to the book value, so the book value is presented as the fair value.
(3)	Marketable securities and investment securities
The fair values of stocks are the prices on exchanges, and the fair values of bonds are the prices quoted by trading financial institutions.
(4)	Specified money trusts
The fair value is the price quoted by trading financial institutions.
(5)	Notes and accounts payable and (6) Short-term debt
These assets are settled in the short term and the fair value is substantially equal to the book value, so the book value is presented as the fair value.
(7)	Long-term debt due within one year and (8) Long-term debt
The fair value of long-term debt is determined by computing the present value discounted at a projected interest rate if a similar loan for the total of the principal and interest were newly acquired.
(9)	Derivative transactions
Fair value is calculated on the basis of prices quoted by trading financial institutions.

  2.  Unlisted stocks and investment partnerships (1,597 million yen on the consolidated balance sheets) have no market price, and estimation of future cash flows is not possible, making determination of the fair value extremely difficult, so they are not included in (3) Marketable securities and investment securities.

6.  Notes to Per Share Data
(1) Net assets per share: 1,440.94 yen
(2) Net profit per share: 82.19 yen

7.  Notes on Material Subsequent Events
Execution of Share Exchange Agreement
The Company’s Board of Directors adopted a resolution on May 9, 2014 approving a share exchange (the “Share Exchange”) with the Company as the share-exchange wholly-owning parent company and ADTEC Engineering Co., Ltd. (“ADTEC Engineering”), a consolidated subsidiary, as the share-exchange wholly-owned subsidiary, and a Share Exchange Agreement was executed that day.
(1) Matters relating to the counterparty to the Share Exchange
Name	ADTEC Engineering Co., Ltd.
Head office location	3-5-1 Toranomon, Minato-ku, Tokyo
Main business activities	Manufacture and sale of printed circuit board automatic exposure equipment and automation equipment
Capital	1,661 million yen
No. of outstanding shares	8,030,000 common shares
(2) Purpose of the Share Exchange
As an original, innovative “light creator,” the Company aims to drive business expansion by constantly anticipating the customer needs in the global markets for optical solutions and by developing and providing high-value-added products and services that precisely meet the customer needs. 　The Company actively promotes strategic investment, which is needed to develop new products, pioneer new applications and create new businesses, while strengthening existing businesses, with the view to maximizing consolidated earnings and driving expansion in the optical business to achieve long-term growth.  The Company, therefore, aims to create businesses at an early stage by actively utilizing alliances with outside institutions and M&A, etc., with the basic policy of providing innovative services by combining the optical technology, which has been cultivated by the Company, with advanced technologies in other fields.
Furthermore, since its incorporation in 1983, ADTEC Engineering has commercialized various kinds of equipment required for the manufacturing process of PCBs (printed-circuit boards), semiconductor packages, FPDs (flat panel displays) such as PDPs (plasma display panels) and LCD (liquid crystal displays), and other products by leveraging its compound technology, which combines various  elemental technologies such as electricity, software, image processing, optics and other elements, with its ultra-precision machining technology and FA (factory automation) equipment development technology as core technologies. Especially in recent years, ADTEC Engineering has also been operating its business aiming to be a company that proposes solutions to the problems that occur in the exposure process of manufacturers of printed-circuit boards and other products.
The Company and ADTEC Engineering are operating in electronics related equipment markets, which are subject to rapid change and have experienced repeated cycles of innovation due to rapid technological breakthroughs. In this market, the Company group is aiming to establish a structure enabling the group to offer solutions combined with process development to its customers by leveraging a unique combination of the advanced optical technology of the Company and the ultra-precision machining technology and FA equipment development technology of ADTEC Engineering.

As a part of the measures to tackle the issue of changing markets, the Company has made use of ultra-precision machining technology and FA equipment development technology of ADTEC Engineering in the manufacturing of Company’s products by engaging ADTEC Engineering to manufacture Company’s industrial optical equipment. The Company has also made an effort to optimize resources to manufacture the equipment of the entirety of the Company group. In addition, the Company has gradually cooperated with ADTEC Engineering on the financial side by lending cash to ADTEC Engineering on an as-needed basis.
As a part of the measures to tackle the issue of rapidly advancing technology, ADTEC Engineering acquired the business of fully-automatic digital exposure systems from Fujifilm Corporation and has internally built a system enabling ADTEC Engineering to design, manufacture, sell and perform maintenance on fully-automatic digital exposure systems for printed-circuit boards.
In implementing these measures, the Company and ADTEC Engineering, through mutual understanding and interchange fostered and developed after overcoming the differing histories that each company has developed, concluded that it is desirable for both companies to be fully integrated in respect of capital structure and to introduce a system enabling both companies to allocate resources more flexibly in order to be more resistant to the changing markets.  Moreover, both companies concluded that both companies need to cooperate more thoroughly in business operations and promote not only sharing of market or competition trends but also comprehensive business developments such as appropriate allocation of flexible development resources and mutual exploitation of each company’s sales channels and production bases in order to tackle the issue of rapidly advancing technology in the industry and make proposals for solutions combined with more valuable processes.  Based on such conclusion, both companies started to discuss, around December of 2013, the Share Exchange in which the Company will be a wholly-owning parent company and ADTEC Engineering will be a wholly owned subsidiary.  After several discussions and negotiations, the Company and ADTEC Engineering decided on May 9, 2014 that both companies will implement the Share Exchange in order to further realize the synergies and enhance the corporate value of ADTEC Engineering and the entirety of the Company group.
(3) Method of the Share Exchange and particulars of the Share Exchange ratio
(i) Method of the Share Exchange
In the Share Exchange, the Company will be a wholly-owning parent company, and ADTEC Engineering will be a wholly-owned subsidiary.
The Share Exchange is scheduled to be implemented, effective as of August 1, 2014, (i) by the Company, using a simplified share exchange (kan-i kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act, without obtaining approval at a general meeting of shareholders and (ii) by ADTEC Engineering, subject to the approval of the Share Exchange Agreement by its shareholders at an ordinary general meeting scheduled to be held on June 27, 2014.

(ii) Share Exchange schedule
Board of Directors resolutions (both companies)	May 9, 2014
Execution of agreement (both companies)	May 9, 2014
Regular general shareholders meeting (ADTEC Engineering)	June 27, 2014 (scheduled)
Final sale date (ADTEC Engineering)	July 28, 2014 (scheduled)
Suspension of listing (ADTEC Engineering)	July 29, 2014 (scheduled)
Effective date	August 1, 2014 (scheduled)

(iii)	Particulars of the share exchange ratio
Company name	The Company ( Wholly-owning Parent Company in Share Exchange)	ADTEC Engineering ( Wholly-owned Subsidiary in Share Exchange)
Allocation Ratio of the Share Exchange	1	0.23
Number of Company shares to be delivered pursuant to the Share Exchange	Shares of common stock of the Company: 834,003 shares (scheduled)
Notes:
1.	Share allocation ratio

0.23 shares of common stock of the Company will be allotted and delivered for each share of common stock of ADTEC Engineering; provided, however, no shares will be allotted for the shares of common stock of ADTEC Engineering held by the Company (3,709,686 shares of common stock as of March 31, 2014) in the Share Exchange.

2.	Number of shares to be granted pursuant to delivered in the Share Exchange

Upon the Share Exchange, the Company will allot and deliver 834,003 shares (scheduled) of common stock of the Company to the shareholders of ADTEC Engineering (excluding the Company) immediately preceding the time at which the Company acquires all of the issued shares of ADTEC Engineering (excluding the shares of common stock of ADTEC Engineering held by the Company) (the “Base Time”). The Company will apply the shares held by it as treasury stock for the shares to be so delivered, and, therefore, The Company will not issue new shares.

In addition, in accordance with a resolution of the meeting of the board of directors of ADTEC Engineering to be held no later than the day immediately preceding the effective date of the Share Exchange, ADTEC Engineering will cancel, immediately preceding the Base Time, all of its shares then held by it as treasury stock (including the shares to be acquired in response to the dissenting shareholders’ share purchase demand made in connection with the Share Exchange under Article 785, Paragraph 1 of the Companies Act). The number of shares to be allotted and delivered through the Share Exchange may be subject to change in the future due to reasons such as the acquisition and the cancellation of treasury stock by ADTEC Engineering.

(iv)	Basis of calculation of the allocation ratio

To ensure the fairness and appropriateness of the share exchange ratio of the Share Exchange, the Company and ADTEC Engineering each requested a third-party calculation organization independent from both companies to calculate the share exchange ratio.  The Company selected Daiwa Securities Co., Ltd. and ADTEC Engineering selected Deloitte Touche Tohmatsu LLC as the third-party calculation organizations for calculating the share exchange ratio.

The Company and ADTEC Engineering engaged in thorough negotiations and consultations based on the share exchange ratio calculation results and advice submitted by the third-party calculation organizations, as well as information possessed by both companies concerning the financial standing of each company, recent developments concerning business performance, share prices, and other data.  As a result, both companies determined that the share exchange ratio set forth in (3) (iii) above is appropriate and will provide value to their respective shareholders.  The share exchange ratio of the Share Exchange was decided at the Board of Directors meetings of both companies held on May 9, 2014, and the Share Exchange Agreement was executed that day.

(4) Summary of accounting procedures
The Company plans to perform accounting procedures relating to the Share Exchange as a transaction under common control pursuant to the Accounting Standard for Business Combinations (Accounting Standards Board of Japan Statement No. 21, September 13, 2013) and the Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (Accounting Standards Board of Japan Guidance No. 10, September 13, 2013).
ADTEC Engineering is already a consolidated subsidiary of the Company, and therefore, the impact of the Share Exchange on the financial results of the Company and ADTEC Engineering is expected to be minimal.

Balance Sheet
(As of March 31, 2014)
(Millions of Yen)

Category	Amount	Category	Amount
Assets		Liabilities
Current assets	49,423	Current liabilities	15,252
Cash and bank deposits	6,711	Accounts payable	5,403
Notes receivable	1,284	Short-term loans to affiliates	3,087
Accounts receivable	18,804	Payments due	2,154
Marketable securities	10,451	Unpaid income taxes	2,255
Merchandise and finished goods	2,114	Allowance for employee bonuses	1,347
Work in process	2,945	Warranty reserve	390
Raw materials and supplies	2,004	Other	612
Deferred tax assets	1,396	Long-term liabilities	11,695
Other	3,725	Long-term debt	2,325
Allowance for doubtful accounts	(14)	Deferred tax liabilities	5,578
Fixed assets	96,278	Retirement benefits	2,649
Tangible fixed assets	18,576	Other	1,142
Buildings	8,917	Total liabilities	26,947
Machinery and equipment	1,825	Net assets
Tools, appliances and fixtures	2,222	Shareholders’ equity	97,604
Land	4,549	Capital stock	19,556
Other	1,061	Capital surplus	28,248
Intangible fixed assets	2,459	Capital reserves	28,248
Investments and other assets	75,242	Retained earnings	63,044
Investment securities	46,445	Earned reserve	2,638
Shares of affiliates	19,582	Other retained earnings	60,406
Long-term loans to affiliates	10,529	Dividend reserve	30
Other	961	Other reserve	22,350
Allowance for doubtful accounts	(2,276)	Earned surplus brought forward	38,026
		Treasury stock	(13,244)
		Valuation and translation adjustments	21,149
		Other difference in securities valuation	21,157
		Deferred losses on hedges	(8)
		Total net assets	118,754
Total assets	145,702	Total liabilities and net assets	145,702

Statement of Income
（	From April 1, 2013 To March 31, 2014	）

Millions of yen

Category	Amount
Sales	48,838
Cost of sales	32,483
Gross profit	16,355
Selling, general and administrative expenses	13,053
Operating income	3,301
Non-operating income	3,230
Interest received	78
Interest on marketable securities	107
Dividends received	1,134
Gains on trading securities	271
Translation gains	1,017
Gains on sales of investment securities	166
Investment income from specified money trusts	215
Other	240
Non-operating income expenses	423
Interest expenses	37
Fees paid	69
Losses on investments in partnership	31
Provision of Allowance for doubtful accounts	147
Other	137
Ordinary income	6,109
Extraordinary income	1,976
Gains on the sale of fixed assets	6
Gains on the sale of investment securities	1,970
Extraordinary losses	1,449
Losses on the disposal of fixed assets	61
Losses on the sale of fixed assets	0
Impairment losses	250
Losses on the valuation of investment securities	1,134
Membership valuation losses	2
Income before income taxes and adjustments	6,636
Income, resident’s, and enterprise taxes	2,708
Income taxes and other adjustments	(296)
Net income	4,224

Statement of Changes in Net Assets
（	From April 1, 2013 To March 31, 2014	）

Millions of yen

	Shareholders’ Equity
	Capital	Capital surplus		Retained earnings					Treasury stock	Total share- holders equity
		Capital reserve	Total capital surplus	Earned reserve	Other retained earnings			Total other retained earnings
					Dividend reserve	Other reserve	Earned surplus brought forward
Balance as of April 1, 2013	19,556	28,248	28,248	2,638	30	22,350	36,686	61,704	(12,231)	97,277
Change during consolidated fiscal year
Dividends from surplus							(2,884)	(2,884)		(2,884)
Net profit							4,224	4,224		4,224
Purchase of treasury shares									(1,012)	(1,012)
Change during the consolidated fiscal year other than shareholders’ equity (net)
Total change during the consolidated fiscal year	－	－	－	－	－	－	1,339	1,339	(1,012)	327
Balance as of March 31, 2014	19,556	28,248	28,248	2,638	30	22,350	38,026	63,044	(13,244)	97,604

	Valuation and translation adjustments			Total net assets
	Valuation difference on available- for-sale securities	Deferred gains/losses on hedges	Total valuation and translation adjustments
Balance as of April 1, 2013	14,470	(23)	14,447	111,725
Change during consolidated fiscal year
Dividends from surplus				(2,884)
Net profit				4,224
Purchase of own shares				(1,012)
Change during the consolidated fiscal year other than shareholders’ equity (net)	6,687	15	6,702	6,702
Total change during the consolidated fiscal year	6,687	15	6,702	7,029
Balance as of March 31, 2014	21,157	(8)	21,149	118,754

Notes to Financial Statements
1.  Significant Accounting Policies
(1) Asset valuation policies and methods
(i) Marketable securities
・Trading securities
Fair value method (cost of sales calculated using the moving-average method)
・Shares of subsidiaries and affiliates
Moving-average cost method
・Other marketable securities
With fair values
Fair value method based on the market price (for shares, the average of market prices for the one month prior to the closing date) as of the closing date (all unrealized gains and losses are directly report in net assets, and cost of sales is calculated using the moving-average method)
Without fair values
Stated at cost using the moving-average method
・	Investments in limited liability investment partnerships and other similar partnerships (deemed marketable securities under Article 2, Paragraph 2 of the Financial Instruments and Exchange Act)
Included as amount equivalent to equity interests based on the most recent available financial statements as of the financial reporting date specified in the partnership agreement
(ii) Derivatives
Fair value method
(iii) Money trusts held for investment purposes
Fair value method
(iv) Inventories
・	Merchandise, finished goods, and work in process
Gross average cost method (book value on balance sheet has been written down, reflecting decrease in profitability)
・	Raw materials
Moving-average cost method (book value on balance sheet has been written down, reflecting decrease in profitability)
(2) Depreciation method for fixed assets
(1) Tangible fixed assets (excluding leased assets)
The straight-line method is used.
The useful lives of principal assets are as follows:
Buildings	8 – 50 years
Structures	7 – 40 years
Machinery and equipment Vehicles Tools, appliances and fixtures	3 – 7 years 4 – 6 years 2 – 15 years
(ii) Intangible fixed assets (excluding leased assets)
The straight-line method is used.  Software for internal use is depreciated using the straight-line method over the expected useful life (five years) at the Company.
(iii) Leased assets
No corresponding items in the current fiscal year.
(3) Reporting standards for reserves
(i) Allowance for doubtful accounts
To provide for losses from the nonpayment of claims, for general claims, the historical default loss rate is used to calculate the amount to be recorded and for specific claims for which nonpayment is a concern, the collectability of individual claims is considered and an anticipated unrecoverable amount is recorded.
(ii) Provision for employee bonuses
To provide for payment of bonuses to employees, expected payment amounts are recorded.
(iii) Allowance for retirement benefits
To provide for retirement benefits for employees, an amount based on the projected benefit obligations and pension plan assets as of the end of the business year is recorded.
Prior service cost is treated as an expense using the straight-line method for a fixed number of years (15 years) within the average remaining years of service of employees when the costs were incurred.
Actuarial differences are also treated as expenses in the business year following their occurrence by recording a proportionate amount determined using the straight-line method based on a fixed number of years (15 years) within the average remaining years of service of the employees when the costs were incurred in the respective business years
(iv) Product warranty reserve
To provide for expenses for after-sale service and for future expenditures for gratis repair expenses relating to products delivered by the Company, amounts expected to arise in the future are recorded as reserves.
(v) Allowance for losses on orders
To provide future losses relating to order agreements, projected loss amounts in the following and subsequent business years are recorded for future losses projected as of the end of the business year under review and reasonable estimates of the loss amounts are recorded as reserves.

(4) Other material matters relating to the basis for preparation of financial statements
Accounting for consumption taxes
Amounts stated are exclusive of consumption taxes.

2.  Notes concerning Changes in Accounting Policies
Change to depreciation method for tangible fixed assets
Previously, the Company primarily used the declining balance method for depreciation of tangible fixed assets (however, the straight-line method was used for buildings acquired on or after April 1, 1998 (excluding fixtures)), but a change to the straight-line method was made as of the business year under review.
The Group reviews its medium-term vision every fiscal year, and in March 2013 under a new management strategy for responding to the business environments of the liquid crystal and semiconductor related markets and digital cinema projector markets in which the Group does business, formulated a medium-term vision (covering the fiscal years ended March 2014 to March 2016). One aspect of this medium-term vision plans for the normalization and stabilization of production volumes in Japan by rebuilding the Group’s production structures and shifting production overseas. As a result, tangible fixed assets are expected to be in stable operation over the long term, and so the decision to switch the depreciation method to the straight-line method was made.
As a result of this change, operating income, ordinary income, and income before income taxes and adjustments each increased by 651 million yen in the business year under review.

3.  Notes to Balance Sheet
(1) Accumulated depreciation of tangible fixed assets	31,677 million yen
(2) Accumulated condensed booking from tangible fixed asset treasury grants	117 million yen
(3) Receivables from and payables to subsidiaries and affiliates are as follows
Short-term loan receivables	12,227 million yen
Long-term loan receivables	10,529 million yen
Short-term loan payables	4,658 million yen

4.  Notes to Statement of Income
Transactions with subsidiaries and affiliates
Operating transaction balances
Sales	30,182 million yen
Purchases	8,531 million yen
Other operating transactions	1,480 million yen
Balance other than operating transactions	2,970 million yen

5.  Notes to Statement of Changes in Net Assets
Number of treasury shares
Type of share	Number of shares at beginning of business year under review	Number of shares added during business year under review	Number of shares reduced during business year under review	Number of shares at end of fiscal business under review
Common shares	8,501,000	806,000	--	9,307,000

Note:	The 806,000 additional treasury shares is the result of a market buyback of 801,000 shares and the additional purchase of 5,000 less-than-one-unit shares.

6.	Notes to Tax-Effect Accounting
The principal causes of deferred tax assets are unpaid officer retirement pay, allowances for bonuses, retirement benefit expenses, valuation losses on interests in subsidiaries and affiliates, and allowances for doubtful accounts.  The principal causes of deferred tax liabilities are valuation differences of other marketable securities.

7.	Notes regarding Leased Fixed Assets Used
Some office equipment and manufacturing equipment is used pursuant to finance leases without transfer of ownership.

8.	Notes to Transactions with Related Parties
Subsidiaries

Type	Name	Location	Capital or equity interest	Business activities	Ownership of voting rights	Details of relationship		Details of transactions	Amount of transactions (million yen)	Category	Balance at end of business year (million yen)
						Concurrent service by officers	Business relationship
Subsidiary	ADTEC Engineering	Minato-ku, Tokyo	Million yen 1,661	Equipment business	50.6% direct 15.0% indirect	7 officers with concurrent positions (of which 5 are Company employees)	Sale and purchase of Company products and goods	Provision of loan1	2,800	Long-term loan	3,450
Subsidiary	USHIO AMERICA HOLDINGS, INC.	California, U.S.A.	US$ 1,428	Other business	100.0% direct	4 officers with concurrent positions (of which 2 are Company employees)	－	Provision of loan1	－	Long-term loan	3,087
Subsidiary	XTREME technologies GmbH	Aachen, Germany	Thousand Euros 25	Equipment business	100.0% direct	3 officers with concurrent positions (of which 3 are Company employees))	Sale and purchase of Company products and goods	Provision of loan1, 2 Purchase of intellectual property rights3	－ 1,600	Long-term loan Intangible fixed assets	3,047 1,600
Subsidiary	USHIO INTERNATIONAL B.V.	Amsterdam, The Netherlands	Thousand US$ 8,602	Other business	100.0% direct	3 officers with concurrent positions (of which 2 are Company employees))	－	Acquisition of loan1	5,988	Short-term loan	3,087

Transaction conditions and policies on determining transaction conditions
1 Provision and acquisition of loans are reasonably determined taking into consideration market interest rates.
2 An allowance for doubtful accounts of 2,180 million yen has been recorded with regard to loans to subsidiaries.  In addition, 147 million yen in allowance for doubtful accounts carried forward was recorded in the business year under review.
3 Transaction amounts and other conditions are determined through negotiations taking market prices into consideration.

9.	Notes to Per-Share Information
(1) Net assets per-share	911.25 yen
(2) Net profit per share	32.24 yen

Independent Auditor’s Report on Consolidated Financial Statements

[Translation omitted.]

Independent Auditor’s Report on Financial Statements

[Translation omitted.]

Board of Corporate Auditors’ Report

[Translation omitted.]

Cautionary Statement Regarding Forward-Looking Statements

This convocation notice contains forward-looking statements that reflect the company’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the company and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions. Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.